Exhibit 10.2

Execution Version

Amended and Restated Second Lien Credit Agreement

among

Turning Point Brands, Inc.,
as Borrower,

The Guarantors
from time to time party hereto,

The Lenders
from time to time party hereto,

Prospect Capital Corporation, a Maryland corporation,
as Administrative Agent

and

Fifth Third Bank, an Ohio banking corporation,
as Administrative Sub-Agent

Dated as of March 7, 2018

Fifth Third Bank, as Lead Arranger and Sole Book Runner

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Exhibit A	—	Reserved
Exhibit B	—	Notice of Continuation/Conversion
Exhibit C	—	Note
Exhibit D	—	Officer’s Compliance Certificate
Exhibit E	—	Assignment and Assumption
Exhibit F	—	Subordination Terms
Schedule 1	—	Loans
Schedule 1.1(a)	—	Immaterial Subsidiaries
Schedule 1.1(b)	—	Retail Store Subsidiaries
Schedule 5.1	—	Jurisdictions of Organization
Schedule 5.2	—	Ownership
Schedule 5.6	—	Tax Returns and Payments
Schedule 5.9	—	Employee Benefit Matters
Schedule 5.12	—	Material Contracts; Customers and Suppliers
Schedule 5.13	—	Employee Relations
Schedule 5.18	—	Title to Properties
Schedule 5.26	—	Insurance
Schedule 6.14(d)	—	Real Property Collateral
Schedule 6.23	—	Post‑Closing Matters
Schedule 7.1	—	Indebtedness
Schedule 7.2	—	Liens
Schedule 7.3	—	Investments
Schedule 7.7	—	Transactions with Affiliates

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Amended and Restated Second Lien Credit Agreement

This Amended and Restated Second Lien Credit Agreement is entered into as of March 7, 2018, by and among Turning Point Brands, Inc., a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the various institutions from time to time party to this Agreement, as Lenders, Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, and Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent.

The Borrower, North Atlantic Trading Company, Inc., a Delaware corporation (“NATC”), the Guarantors party thereto, the Lenders party thereto, Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, and Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent, previously entered into that certain Second Lien Credit Agreement dated as of February 17, 2017 (as amended, restated, modified or supplemented from time to time prior to the date hereof, the “Existing Second Lien Credit Agreement”).

The Borrower and NATC have requested that the Lenders and the Administrative Agent amend certain terms of the Existing Second Lien Credit Agreement, including removing NATC as a borrower, and the Borrower, NATC, the Lenders and the Administrative Agent have agreed to make certain revisions to the Existing Second Lien Credit Agreement on the terms and conditions set forth herein.  The parties hereto have agreed to amend and restate the Existing Second Lien Credit Agreement in its entirety for the sake of clarity and convenience.

This Amended and Restated Second Lien Credit Agreement constitutes for all purposes an amendment and restatement of the Existing Second Lien Credit Agreement and not a new or substitute agreement.

In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1.	Definitions; Interpretation.

Section 1.1.          Definitions.  The following terms when used herein shall have the following meanings:

“Acquired Entity” means 100% of the Ownership Interests of any Person that is not already a Subsidiary of the Borrower, which Person shall, as a result of the acquisition of such Ownership Interests, become a Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Domestic Subsidiary of the Borrower; provided that (i) in the case of any such merger involving the Borrower, the Borrower shall be the surviving or continuing Person, and (ii) in the case of any such merger involving any other Loan Party, such Loan Party shall be the surviving or continuing Person).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Ownership Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or another Loan Party is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (a) LIBOR, divided by (b) one minus the Reserve Percentage.

“Administrative Agent” means Prospect Capital Corporation, a Maryland corporation, as contractual representative for itself and the other Lenders, and any successor in such capacity pursuant to Section 10.7.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Administrative Sub-Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative pursuant to the Sub-Agency Agreement, and any successor in such capacity pursuant to Section 10.5.

“Affiliate” means any Person directly or indirectly controlling (including all officers, directors, partners, and managers of such Person) or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, managers, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10.00% or more of the securities having the ordinary voting power for the election of directors, managers or governing body of a corporation or 10.00% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.  In no event shall the Administrative Agent, any Lender, or any of their respective Affiliates, be deemed to be an Affiliate of any Loan Party.

“Agent’s Liens” means the Liens granted by the Borrower and the Guarantors to the Administrative Agent under the Loan Documents securing the Obligations.

“Agreement” means this Amended and Restated Second Lien Credit Agreement.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Fifth Third Bank, an Ohio banking corporation.

“Applicable Margin” means (a) with respect to Base Rate Loans, 6.0% per annum, (b) with respect to Eurodollar Loans 7.0% per annum.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Ownership Interests) by any Loan Party (or the granting of any option or other right to do any of the foregoing), and any issuance of Ownership Interests by the Borrower to any Person or by any Subsidiary of the Borrower to any Person that is not the Borrower or any Wholly‑owned Subsidiary thereof.  The term “Asset Disposition” shall not include (a) the sale of inventory or any other goods or property in the ordinary course of business, (b) any other transaction permitted pursuant to Section 7.5, (c) the write‑off, discount, sale or other disposition of receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) the disposition of Investments in cash or Cash Equivalents, (f) the transfer by any Loan Party of its assets to the Borrower or any other Loan Party, (g) the sale, transfer or other disposition of Property held in the TMSA Account, and (h) any sale, transfer or disposition of property for Net Cash Proceeds which, when taken collectively with the Net Cash Proceeds of any other such sale, transfer or disposition of property that were consummated (x) since the beginning of the calendar year in which such sale, transfer or disposition is consummated, do not exceed $1,150,000 and (y) on or after the Restatement Effective Date, do not exceed $2,875,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.11(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Closing Date, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Closing Date if such lease were accounted for as a Capitalized Lease Obligation.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Amount” means, for any day, that amount that the Borrower may pay as a distribution or dividend pursuant to Section 7.6(c).

“Bail‑In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day, the rate per annum equal to the greatest of:  (a) the rate of interest announced by Fifth Third Bank, an Ohio banking corporation, from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be Fifth Third Bank’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) .50% and (c) the sum of (i) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Board of Directors” means, with respect to any Person, the Board of Directors (or equivalent governing body) of such Person or any committee of the Board of Directors (or equivalent governing body) of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors (or equivalent governing body) of such Person.

“Bollore” is defined in Section 6.18.

“Bollore Distribution Agreements” means, collectively, (a) that certain Amended and Restated Distribution and License Agreement (United States), dated as of November 30, 1992, between Bollore and NATC, (b) that certain Amended and Restated Distribution and License Agreement (Canada), dated as of November 30, 1992, between Bollore and NATC, and (c) that certain License and Distribution Agreement, dated as of March 19, 2013, between Bollore S.A. and NAOC.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Materials” is defined in Section 6.2.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized to operate or are required to close in Cincinnati, Ohio or New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP (or, in the case of Capital Leases, in accordance with GAAP as in effect on the Closing Date), excluding (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) that portion of the gross purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment that represents the credit granted by the seller of such equipment for the equipment being traded in at such time, or (iii) the purchase of assets that would otherwise constitute Capital Expenditures to the extent financed with the proceeds of any Asset Disposition permitted hereunder.

“Capital Lease” means any lease of Property which in accordance with GAAP as in effect on the Closing Date is required to be capitalized on the balance sheet of the lessee; provided that, no operating lease shall not constitute a Capital Lease by virtue of a change in GAAP occurring after the Closing Date.

“Capitalized Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date.

“Cash Equivalents” means, as to any Person:  (a) investments in direct obligations of, or fully guaranteed by, the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of acquisition thereof; (b) investments in commercial paper rated at least P‑1 by Moody’s or at least A‑1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year of the date of issuance thereof; (c) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short‑term money market or similar securities having a rating of at least P‑2 by Moody’s or A‑2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and (f) investments in any money market mutual funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a), (b), (c), and (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Permitted Holders) at any time of beneficial ownership of (i) 40% or more of the outstanding Ownership Interests of the Borrower on a fully‑diluted basis if SDOI or Standard General shall own more than 40% of the Ownership Interests of the Borrower on a fully‑diluted basis; (ii) 30% or more of the outstanding Ownership Interests of the Borrower on a fully‑diluted basis if SDOI or Standard General shall own more than 30% but less than or equal to 40% of the Ownership Interests of the Borrower on a fully‑diluted basis; or (iii) 20% or more of the outstanding Ownership Interests of the Borrower on a fully‑diluted basis if SDOI or Standard General shall own more than 20% but less than or equal to 30% of the Ownership Interests of the Borrower on a fully‑diluted basis, (b) the Borrower shall fail to own 100% of the Ownership Interests of NATC and TPB, (c) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of material Indebtedness (including the First Lien Credit Agreement) of any Loan Party shall occur.

“Closing Date” means February 17, 2017.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Access Agreement” means any landlord waiver, warehouse, processor or other bailee letter or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Borrower or any Subsidiary thereof for any real property where any Collateral is located, as such landlord waiver, bailee letter or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Account” means an account held by the First Lien Administrative Agent that contains all cash collateral (other than credit support not constituting funds subject to deposit) (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earning on any of the foregoing).

“Collateral Documents” means the Omnibus Reaffirmation Agreement, the Mortgages, the Second Lien Guaranty and Security Agreement, and all other security agreements, pledge agreements, control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent by the Loan Parties or such Liens are perfected, and as shall from time to time secure or relate to the Secured Obligations or any part thereof.

“Commitments” means, as to any Lender, the obligation of such Lender to make its Loan on the Closing Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income taxes, (ii) Consolidated Interest Expense, (iii) amortization of intangible assets and depreciation of fixed assets, (iv) any extraordinary losses, (v) non-cash charges or non-cash losses or non-cash items (including, but not limited to, unrealized losses on the TMSA Account, but excluding any non-cash charge, loss or expense that is an accrual of a reserve for a cash expense or payment to be made, or anticipated to be made, in a future period and, for the avoidance of doubt, accruals reserved for bad debt and similar write downs) decreasing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period, amortization of a prepaid cash expense that was paid in a prior period or a reserve for cash charges to be taken in the future), (vi) Transaction Costs, (vii) product launch costs in an amount not to exceed $1,500,000 in any period of four (4) consecutive fiscal quarters, and (viii) without duplication of any amounts added back in calculating Consolidated EBITDA pursuant to the definition of Pro Forma Basis, non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives, less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income (other than distributions of cash to the Borrower or its Subsidiaries from the TMSA Account during such period), (ii) any extraordinary gains, (iii) non-cash gains or non-cash items (including, but not limited to, unrealized gains on the TMSA Account) increasing Consolidated Net Income, and (iv) transfers of cash or other assets by the Borrower and its Subsidiaries into the TMSA Account during such period. Notwithstanding anything herein to the contrary, (1) the aggregate amount of losses, charges and costs set forth in the foregoing clauses (b)(iv) and (vi) shall not exceed five percent (5%) of Consolidated EBITDA (determined without giving effect to the foregoing clauses (b)(iv) and (vi)); provided that, the aggregate amount of losses, charges and costs set forth in the foregoing clause (b)(vi) may exceed five percent (5%) of Consolidated EBITDA (determined without giving effect to the foregoing clause (b)(vi)) with the consent of the Administrative Agent in its sole discretion; provided, however, that in no event (even with the consent of the Administrative Agent) shall the aggregate amount of losses, charges and costs set forth in the foregoing clause (b)(vi) exceed ten percent (10%) of Consolidated EBITDA (determined without giving effect to the foregoing clause (b)(vi)), (2) the aggregate amount of costs and expenses set forth in the foregoing clause (b)(viii), when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b)(iii)(B) of the definition of Pro Forma Basis, shall not exceed five percent (5%) of Consolidated EBITDA (determined without giving effect to clause (b)(viii) above or clause (b)(iii)(B) of the definition of Pro Forma Basis), (3) all gains set forth in the foregoing clauses (c)(ii) and (iii) are subject to the consent of the Administrative Agent in its sole discretion, and (4) for purposes of this Agreement, Consolidated EBITDA may be adjusted on a Pro Forma Basis in accordance with the definition thereof, including pursuant to clause (b)(viii) of this definition.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, plus operating lease expenses (determined in accordance with GAAP as in effect on the Closing Date) paid by the Borrower and its Subsidiaries during the same four (4) consecutive fiscal quarters, less Capital Expenditures made by the Borrower and its Subsidiaries during the same four (4) consecutive fiscal quarters not financed with Indebtedness, less federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during the same four (4) consecutive fiscal quarters, less Restricted Payments made by the Borrower and its Subsidiaries during the same four (4) consecutive fiscal quarters to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, (b) scheduled principal payments with respect to Indebtedness and (c) operating lease expenses (determined in accordance with GAAP as in effect on the Closing Date) paid by the Borrower and its Subsidiaries during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) the outstanding principal amount of all obligations as determined in accordance with GAAP, whether current or long‑term, for borrowed money (including the Secured Obligations hereunder), Seller Debt, and all other obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all Indebtedness arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) contingent earn‑outs, hold‑backs and other deferred payment of consideration in Permitted Acquisitions to the extent not fixed and payable; provided that, such obligations in respect of the deferred purchase price of property or services shall include earn-outs and other deferred payments that appear in the liabilities section of the Consolidated balance sheet of the Borrower), (e) Attributable Indebtedness, (f) without duplication, all Guarantees with respect to, and Liens granted to support, outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is Non‑Recourse Debt.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capitalized Lease Obligations and all net payment obligations pursuant to Hedge Agreements), premium payments, debt discounts, fees, charges and related expenses with respect to any and all Indebtedness of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, and (d) any gain or loss from Asset Dispositions during such period; provided, further, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, net income attributable to the TMSA Account shall be limited to the amount of cash distributions actually received by the Borrower and its Subsidiaries from such account during such period.

“Consolidated Senior Funded Debt” means, as of any date of determination, (a) Consolidated Funded Indebtedness minus (b) the sum of (i) the Obligations and (ii) Subordinated Debt.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Funded Debt on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or entered into in the ordinary course of business in connection with any contractual arrangement, including any Acquisition, Capital Expenditure, Investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit” means the credit facility for the Loans described in Section 2.1.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disqualified Ownership Interests” means any Ownership Interests that, by their terms (or by the terms of any security or other Ownership Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Ownership Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Ownership Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Ownership Interests that would constitute Disqualified Ownership Interests, in each case, prior to the date that is ninety‑one (91) days after the latest maturity date in effect at the time of issuance of such Ownership Interests; provided that if such Ownership Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Ownership Interests shall not constitute Disqualified Ownership Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Durfort Production Agreement” means that certain Production & Private Label Agreement, dated as of October 27, 2008, between Durfort Holdings, S.A., a corporation organized under the laws of the nation of Panama, and NTC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.11(b)(iii), 11.11(b)(v) and 11.11(b)(vi) (subject to such consents, if any, as may be required under Section 11.11(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Loan Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Loan Party or any current or former ERISA Affiliate.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any (a) actual or alleged noncompliance with or liability under any Environmental Law including any failure to obtain, maintain or comply with any permit issued, or any approval given, under any such Environmental Law, (b) the generation, use handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Law” means any applicable Legal Requirement pertaining to (a) the protection, conservation, use or management of the Environment, human health and safety, natural resources and wildlife, (b) the protection or use of surface water or groundwater, (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, investigation, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (d) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Loan Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Event of Default” means any event or condition identified as such in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) Consolidated EBITDA during such period exceeds (b) the sum (without duplication) of (i) the aggregate amount of cash payments (including voluntary prepayments of the Loans) actually made by the Borrower on a Consolidated basis during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Revolving Credit (as defined in the First Lien Credit Agreement)), plus (ii) the aggregate amount of Capital Expenditures made by the Borrower on a Consolidated basis during such period and not financed with proceeds of Indebtedness (but excluding credit extended under the Revolving Credit (as defined in the First Lien Credit Agreement)), plus (iii) the aggregate amount of all federal, state and local taxes paid in cash by the Borrower on a Consolidated basis during such period, plus (iv) the aggregate amount of Consolidated Interest Expense paid in cash during such period, plus (v) the aggregate amount of cash paid by the Borrower on a Consolidated basis during such period as consideration in connection with Permitted Acquisitions and not financed with proceeds of Indebtedness (but excluding (x) credit extended under the Revolving Credit (as defined in the First Lien Credit Agreement) and (y) proceeds of any Incremental Term Loan (as defined in the First Lien Credit Agreement)), plus (vi) the aggregate amount of Restricted Payments paid in cash by the Borrower during such period and permitted by Section 7.6.

“Excess Interest” is defined in Section 11.25.

“Excluded Deposit Account” means and includes (a) any deposit account the balance of which consists exclusively of (and is identified when established as an account established solely for the purposes of) (i) withheld income Taxes and federal, state, local or foreign employment Taxes in such amounts as are required in the reasonable judgment of a Loan Party to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of such Loan Party, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3‑102 on behalf of or for the benefit of employees of any Loan Party, (iii) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any Governmental Authority or foreign pension requirement, (iv) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between any Loan Party and their respective employees), (v) the JPMorgan Cash Collateral Account, and (vi) other deposit accounts maintained in the ordinary course of business containing cash amounts that do not exceed at any time $50,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (vi), unless requested by the Administrative Agent, and (b) the TMSA Account.

“Excluded Equity Issuances” means (a) the issuance by any Subsidiary of Ownership Interests to the Borrower or any Guarantor, as applicable, (b) the issuance of Ownership Interests of the Borrower (i) to directors, officers and employees of the Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Borrower’s board of directors (or similar governing body), (ii) to finance the purchase consideration (or a portion thereof) in connection with Capital Expenditures, and (iii) for such other purposes reasonably acceptable to the Administrative Agent in its sole discretion; provided that the issued Ownership Interests permitted by this clause (b) (other than issuances permitted by the foregoing clause (b)(i) to the extent no cash is received by the Borrower as consideration for such issuance) shall not exceed $5,750,000 in the aggregate during the term of this Agreement, with the value of each such issuance determined as of the date of such issuance,  and (c) the issuance of Ownership Interests of the Borrower in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition; provided that such Permitted Acquisition is consummated within six (6) months of such issuance.

“Excluded Leased Property” means the leased real property located at (a) 5201 Interchange Way, Louisville, Kentucky 40229 and (b) 1900 Wright Place, Suite 250, Carlsbad, California 92008.

“Excluded Property” means (a) any fee‑owned real property with a fair market value of less than $2,000,000, unless requested by the Administrative Agent; (b)(i) the Excluded Leased Property and (ii) any other leased real property with a fair market value of less than $1,000,000, unless requested by the Administrative Agent; (c) any goods securing purchase money indebtedness or Capitalized Lease Obligations if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by Sections 7.1(d) and 7.2(h) of the Credit Agreement; provided that if and when the prohibition which prevents the granting of a Lien in any such Property is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Administrative Agent requested in connection with respect to any such Indebtedness, the Excluded Property will no longer include such Property and the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (d) any permit or license issued to any Loan Party as the permit holder or licensee thereof or any lease to which any Loan Party is lessee thereof, in each case only to the extent and for so long as the terms of such permit, license, or lease effectively (after giving effect to Sections 9‑406 through 9‑409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable Legal Requirements) prohibit the creation by such Loan Party of a security interest in such permit, license, or lease in favor of the Administrative Agent or would result in an effective invalidation, termination or breach of the terms of any such permit, license or lease (after giving effect to Sections 9‑406  through 9‑409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable Legal Requirements), in each case unless and until any required consents are obtained; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (x) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, (y) all rights to payment due or to become due under any such excluded items referred to herein, and (z) if and when the prohibition which prevents the granting of a security interest in any such Property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (e) Ownership Interests of any Foreign Subsidiary which, if granted, would have material adverse tax consequences for the Borrower or result in a violation of applicable Legal Requirements, unless requested by the Administrative Agent after the occurrence and during the continuation of an Event of Default; provided that Excluded Property shall not include, and the Collateral shall include, (x) non‑voting Ownership Interests of a First Tier Foreign Subsidiary owned by any Loan Party and (y) voting Ownership Interests of a First Tier Foreign Subsidiary owned by any Loan Party representing not more than sixty-five percent (65%) of the total voting power of all outstanding Ownership Interests of such Foreign Subsidiary, with Ownership Interests of such Foreign Subsidiary constituting “stock entitled to vote” within the meaning of Treasury regulation section 1.956‑2(c)(2) being treated as voting equity interests of such Foreign Subsidiary for purposes of this clause (e); (f) Excluded Deposit Accounts; and (g) any Property owned by a Retail Store Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes (and any Taxes similar to branch profit Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 11.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 11.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Second Lien Credit Agreement” is defined in the second introductory paragraph of this Agreement.

“Facility Termination Date” means the date on which the Commitments are terminated, and the principal of and interest on the Loans (including such obligations arising after the commencement of a proceeding under any Debtor Relief Law regardless of whether allowed or allowable in whole or in part as a claim in such proceeding), and all other Obligations payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) are paid in full in cash in accordance with the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure Notice or similar guidance issued by the U.S. Internal Revenue Service as a precondition to relief or exemption from taxes under such provisions), and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means for any day, the rate per annum (based on a year of 365 or 366 days, as the case may be, and the actual number of days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as Administrative Agent under, and as defined in, the First Lien Credit Agreement, and its successors and assigns.

“First Lien Collateral Documents” means the Collateral Documents as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Amended and Restated First Lien Credit Agreement dated the date hereof, by and among the Borrower, the guarantors party thereto, the lenders party thereto, and the First Lien Administrative Agent.

“First Lien Loan Documents” means the Loan Documents, including the First Lien Credit Agreement, as defined in the First Lien Credit Agreement.

“First Lien Loans” means the loans extended to the Borrower under the First Lien Credit Agreement.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Ownership Interests of which are owned directly by any Loan Party.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary that (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, including the Financial Accounting Standards Board’s Accounting Standards Codification, applied on a consistent basis.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means and includes each direct and indirect Domestic Subsidiary of the Borrower (other than an Immaterial Subsidiary), and the Borrower, in its capacity as a guarantor of the Secured Obligations of another Loan Party; provided, however, that upon the occurrence of any Immaterial Subsidiary ceasing to be an Immaterial Subsidiary, such Subsidiary shall be included in the definition of “Guarantors”; provided, further, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a Guarantor hereunder to the extent that and for so long as the guaranty by (or pledge of any assets or Ownership Interests (other than up to sixty-five percent (65%) of the voting Ownership Interests and one hundred percent (100%) of the non-voting Ownership Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary would have a material adverse tax consequence for the Borrower or result in a violation of applicable Legal Requirements.

“Guaranty Agreements” means and includes the Second Lien Guaranty and Security Agreement and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Administrative Agent.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the disposal of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, radon, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Hedge Agreements, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Hostile Acquisition” means the acquisition of the Ownership Interests of a Person through a tender offer or similar solicitation of the owners of such Ownership Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Immaterial Subsidiary” means each Subsidiary designated as such in writing by the Borrower to the Administrative Agent that is acceptable to the Administrative Agent in its sole discretion; provided that, (a) the aggregate book value of the assets, determined in accordance with GAAP, of all such Immaterial Subsidiaries may not exceed $1,000,000 at any time, and (b) the aggregate revenues of all such Immaterial Subsidiaries for any consecutive four (4) fiscal quarters may not exceed $1,000,000; provided, further, that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower.  Schedule 1.1(a) identifies each Immaterial Subsidiary as of the Restatement Effective Date.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)           all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)          all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under earn‑out or similar agreements that appear in the liabilities section of the balance sheet of such Person), except trade payables or accrued expenses arising in the ordinary course of business not more than one hundred eighty (180) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)           the Attributable Indebtedness of such Person;

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker’s acceptances, bank guaranties, surety bonds and similar instruments issued for the account of any such Person;

(g)           all obligations of any such Person in respect of Disqualified Ownership Interests;

(h)           all net obligations of such Person under any Hedge Agreements; and

(i)            all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is Non‑Recourse Debt.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.  For the avoidance of doubt, Indebtedness shall not include indemnification or expense reimbursement obligations, or interest or fees paid or payable in respect of any obligations constituting Indebtedness; provided that any obligations or extensions of credit that finance the payment of such indemnification, reimbursement, interest and fee payment obligations shall constitute Indebtedness to the extent constituting obligations of the type set forth in clauses (a) through (i) above.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 11.5(b).

“Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement dated as of February 17, 2017, by and between the Administrative Agent and the First Lien Administrative Agent.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last Business Day of every calendar month and on the maturity date.

“Interest Period” means, with respect to Eurodollar Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending one (1), two (2), or three (3) months thereafter, as the Borrower may elect; provided, however, that:

(i)            no Interest Period with respect to any Loan shall extend beyond the Termination Date;

(ii)           whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)          for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment” is defined in Section 7.3.

“IRS” means the United States Internal Revenue Service.

“JJA Supply Agreement” means that certain Supply Agreement, dated as of April 1, 2013, between JJA Distributors, LLC, a Virginia limited liability company, and NTC.

“JPMorgan Cash Collateral Account” means that certain deposit account in the name of NAOC maintained with JPMorgan Chase Bank, N.A., the funds in which are used solely as cash collateral to secure the JPMorgan Letters of Credit.

“JPMorgan Letters of Credit” means those certain outstanding letters of credit issued by JPMorgan Chase Bank, N.A. for the account of NATC that are outstanding on the Closing Date and listed on Schedule 7.1.

“Legal Requirement” means any treaty, convention, statute, law, common law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree, restriction or other requirement of any Governmental Authority (including all Tobacco Requirements and Environmental Laws) and all orders and decrees of all courts and arbitrators.

“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each assignee Lender pursuant to Section 11.11.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Sub-Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing. Notwithstanding anything in this definition to the contrary, in no event shall LIBOR be less than 0.00% (the “LIBOR Rate Minimum”); provided that, at any time the Borrower hedges its interest rate risk on all or a portion of the Loans (such hedged amount, the “Notional Amount”) through the use of one or more Hedge Agreements with counterparties reasonably acceptable to the Administrative Agent to effectively limit the amount of interest that the Borrower must pay on the Notional Amount to not more than a rate reasonably acceptable to the Administrative Agent, the LIBOR Rate Minimum shall be disregarded and no longer of any force and effect with respect to such Notional Amount.

“LIBOR Index Rate” means, for an Interest Period for any Borrowing of Eurodollar Loans, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Lien” means any lien, mortgage, leasehold mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge, hypothecation or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means any Loan as defined in Section 2.1, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Intercreditor Agreement, the Notes (if any), the Collateral Documents, the Guaranty Agreements, the Sub-Agency Agreement, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection herewith or therewith.

“Loan Party” means the Borrower and each of the Guarantors.

“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise) operations, performance, Properties, liabilities (actual or contingent) or prospects of the Borrower or of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document, in each case, which affects a significant portion of the Collateral. As used herein, the term “significant portion” means Collateral with a value equal to or greater than two and one‑half percent (2.5%) of the total value of the Collateral or which is otherwise material to the operation of the business of the Borrower and its Subsidiaries.

“Material Contract” means (a) the Bollore Distribution Agreements, (b) the Swedish Match Agreement, (c) the JJA Supply Agreement, (d) the Durfort Production Agreement, (e) the First Lien Loan Documents, (f) any contract or agreement, written or oral, of any Loan Party involving monetary liability of or to any such Person in an amount in excess of $11,500,000 per annum or (g) any other contract or agreement, written or oral, of any Loan Party, the breach, non‑performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Event of Default” means any Event of Default described in subsections (a), (b), (f), (h), and (i) of Section 8.1 and any Event of Default resulting from a default in the performance of Sections 6.1, 6.18, 7.2, or 7.15.

“Material Non‑Public Information” means information which is (a) not publicly available, (b) material with respect to the Borrower and its Subsidiaries or its securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by the Borrower or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Maximum Rate” is defined in Section 11.25.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, any and all mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 6.14(d).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“NAOC” means North Atlantic Operating Company, Inc., a Delaware corporation.

“NATC” is defined in the second introductory paragraph of this Agreement.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Asset Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Asset Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of Ownership Interests of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Non‑Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 11.2, and (b) has been approved by the Required Lenders.

“Non‑Recourse Debt” shall mean Indebtedness:

(1)          as to which neither the Borrower nor any Subsidiary thereof (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise);

(2)           no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)           as to which the express terms provide that there is no recourse against any of the property or assets of the Borrower or any of its Subsidiaries.

“Note” and “Notes” are each defined in Section 2.12(d).

“NTC” means National Tobacco Company, L.P., a Delaware limited partnership.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including such obligations arising after the commencement of a proceeding under any Debtor Relief Law regardless of whether allowed or allowable in whole or in part as a claim in such proceeding), all costs, fees, premiums, and charges payable hereunder, and all other payment obligations of any Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest, costs, fees, premiums, charges and other payment obligations after commencement of a proceeding under any Debtor Relief Law regardless of whether allowed or allowable in whole or in part as a claim in such proceeding.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit D.

“Omnibus Reaffirmation Agreement” means that certain Second Lien Omnibus Amendment, Reaffirmation Agreement, and Joinder dated the date hereof, by and among the Loan Parties and the Administrative Agent.

“Operating Lease” means, as to any Person as determined in accordance with GAAP as in effect on the Closing Date, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capitalized Lease Obligation.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.2(b)).

“Ownership Interest” means all shares, interests, participations, rights to purchase, rights to transfer, rights to control, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11‑1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11‑1) under the Securities and Exchange Act of 1934).

“Participant” is defined in Section 11.11(d).

“Participant Register” is defined in Section 11.11(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107‑56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Loan Party or any current or former ERISA Affiliates.

“Percentage” means for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Restatement Effective Date from the Borrower to the Administrative Agent.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)           the Acquired Entity shall be in a line of business permitted pursuant to Section 7.11 of this Agreement and have its primary operations in the United States of America;

(b)           the Acquisition shall not be a Hostile Acquisition;

(c)           the Total Consideration for the Acquired Entity, when taken together with the Total Consideration for all Acquired Entities acquired during the immediately preceding twelve (12) month period shall not exceed $40,000,000 in the aggregate during such period without the prior written consent of the Administrative Agent;

(d)           intentionally omitted;

(e)           the Borrower shall have notified the Administrative Agent and Lenders not less than ten (10) days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Acquisition;

(f)            if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 6.14 in connection therewith;

(g)           the financial statements of the Acquired Entity shall have been audited by a nationally recognized independent accounting firm or have undergone a review by an accounting firm reasonably acceptable to the Administrative Agent; provided that, if (i) Acquired Entity’s earnings (based on net income) before interest, taxes, depreciation, and amortization for the most recently ended consecutive four (4) quarters of the Acquired Entity is greater than 25% of the combined Consolidated EBITDA during the same period of the Acquired Entity and the Loan Parties or (ii) the Total Consideration (inclusive of any earn-out obligations) for the Acquired Entity is greater than $20,000,000, the Borrower shall have delivered to the Administrative Agent a quality of earnings report with respect to the Acquired Entity, which report shall be prepared by an independent accounting firm reasonably acceptable to the Administrative Agent;

(h)           (i) after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have Unused Revolving Credit Commitments (as defined in the First Lien Credit Agreement) of at least $10,000,000 and (ii) no Default or Event of Default shall exist or shall result from the Acquisition, including with respect to the covenants contained in Section 7.15 on a Pro Forma Basis, and the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate with detailed calculations evidencing such compliance;

(i)            if any Acquired Entity merges with and into the Borrower, the Borrower shall be the legal entity surviving the merger; and

(j)            the Borrower shall have delivered to the Administrative Agent either an updated Consolidated budget or updated Consolidated projections in form and detail satisfactory to the Administrative Agent (including a breakdown of the projected results of each business segment of the Borrower after giving pro forma effect to the Acquisition) for each of the next four (4) fiscal quarters.

“Permitted Lien” means the Liens permitted pursuant to Section 7.2.

“Permitted Holder” means (a) Standard General and (b) SDOI.

“Permitted Prior Liens” means (x) with respect to pledged Ownership Interests, Liens permitted pursuant to Section 7.2(j)(x) and (y) with respect to other assets, Liens permitted pursuant to Section 7.2(b), (c), (d), (e), (f), (g), (h), (i)(y), (j), (k), (l), (m), and (n).

“Permitted Protest” means the right of the Borrower or any of its Subsidiaries to protest (administratively, judicially or otherwise) any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment; provided that (a) a reserve with respect to such obligation is established on the Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness (such modified, refinanced, refunded, renewed, restructured, replaced or extended Indebtedness, the “Refinanced Indebtedness”) of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount (the “Additional Principal Amount”) equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Refinanced Indebtedness, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (provided that in the case of a Permitted Refinancing of the Indebtedness under the First Lien Credit Agreement pursuant to Section 7.1(l)(ii), the principal amount thereof may not exceed the First Lien Cap Amount (as defined in the Intercreditor Agreement) at any time outstanding), (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) at the time of incurrence thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (d) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the documentation governing the Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent, (e) if such Refinanced Indebtedness is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured, (f) if such Refinanced Indebtedness is secured, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be secured by substantially the same or less Collateral as secured such Refinanced Indebtedness on terms no less favorable to the Administrative Agent or the Secured Parties and (ii) the Liens to secure such modification, refinancing, refunding, renewal, replacement or extension shall not have a priority more senior than the Liens securing such Refinanced Indebtedness and, if subordinated to any other Liens on such Property, shall be subordinated to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties on terms no less favorable to the Administrative Agent or the Secured Parties than those contained in the documentation governing the Refinanced Indebtedness and (g) (i) there shall be no obligor in respect of such modification, refinancing, refunding, renewal, replacement or extension that is not a Loan Party and (ii) if the Borrower is the primary obligor of the Refinanced Indebtedness, no Loan Party other than the Borrower shall be the primary obligor thereof.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Platform” is defined in Section 6.2.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)           all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data based upon reasonable assumptions and calculations which are expected to have a continuous impact);

(b)           non‑recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction (including cost savings or other operating improvements and acquisition synergies) may be included to the extent that such costs, expenses or adjustments:

(i)          are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent;

(ii)         are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries; and

(iii)        either, (A) are adjustments to historic income statement items based on historic costs not assumed or eliminated as a result of the Specified Transaction or (B) when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b)(viii) of the definition thereof, represent less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (b)(iii)(B) or such clause (b)(viii));

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Prospect” means Prospect Capital Corporation, a Maryland corporation.

“Public Lenders” is defined in Section 6.2.

“Qualified Ownership Interests” means any Ownership Interests that are not Disqualified Ownership Interests.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Refinancing Transaction” means any modification, refinancing, refunding, renewal, restructuring, or replacement of any Loans with the proceeds of, or any conversion of Loans into, any Indebtedness.

“Register” is defined in Section 11.11(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans constitute more than 50% of the sum of the total outstanding Loans.  For the purposes of this definition, (a) any Lender and its Affiliates shall constitute a single Lender, and (b) in no event shall Required Lenders include fewer than two (2) Lenders at any time there are two (2) or more Lenders.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non‑United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Resignation Effective Date” is defined in Section 10.7(a).

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer or secretary of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent.

“Restatement Credit Event” means the automatic conversion of the Loans on the Restatement Effective Date into Eurodollar Loans with an Interest Period of one month.

“Restatement Effective Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Restricted Quarterly Distribution” is defined in Section 7.6(c).

“Restricted Payments” is defined in Section 7.6.

“Retail Store Subsidiary” means each Subsidiary designated as such in writing by the Borrower to the Administrative Agent that is acceptable to the Administrative Agent in its sole discretion; provided that, (a) the primary business of each Retail Store Subsidiary shall be owning and operating one or more retail stores as otherwise permitted hereunder, and (b) the aggregate revenues of all such Retail Store Subsidiaries for any consecutive four (4) fiscal quarters may not exceed $10,000,000.  Schedule 1.1(b) identifies each Retail Store Subsidiary as of the Restatement Effective Date.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” and captioned as ICE Benchmark Administration Interest Settlement Rates, on the Reuters America Network, a service of Reuters America Inc. (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country or territory that is the subject of a Sanctions Program.

“Sanctioned Person” means (a) a Person named on a Sanctions List, each Person owned or controlled by a Person named on a Sanctions List, and each other Person that is subject to a Sanctions Program, (b) an agency or government of a Sanctioned Country, (c) an organization owned or controlled directly or indirectly by a Sanctioned Country, or (d) a Person located, organized or resident in a Sanctioned Country, to the extent subject to a Sanctions Program.

“Sanctions Event” means the event specified in Section 6.22(c).

“Sanctions Lists” means, and includes, (a) the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC, (b) the list of Sectoral Sanctions Identifications maintained by the U.S. Department of Treasury, (c) the list of Foreign Sanctions Evaders maintained by the U.S. Department of Treasury, and (d) any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of Treasury, or any other U.S. Governmental Authority, or maintained by a Canadian Governmental Authority, the United Nations Security Council, or the European Union.

“Sanctions Programs” means (a) all economic, trade, and financial sanctions programs administered by OFAC (including all laws, regulations, and Executive Orders administered by OFAC), the U.S. State Department, and any other U.S. Governmental Authority, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States, and (b) to the extent applicable, all similar economic, trade, and financial sanctions programs administered, enacted, or enforced by the European Union or the United Kingdom.

“SDOI” means Special Diversified Opportunities, Inc., a Delaware corporation.

“Second Lien Guaranty and Security Agreement” means that certain Second Lien Guaranty and Security Agreement dated as of February 17, 2017, by and among the Loan Parties and the Administrative Agent.

“Secured Obligations” means the Obligations, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, premiums, and charges after the commencement of a proceeding under any Debtor Relief Law regardless of whether allowed or allowable in whole or in part as a claim in such proceeding), whether or not such interest, costs, fees, premiums, and charges would be an allowed or allowable in whole or in part as a claim in any such proceeding; provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co‑agent or sub‑agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Seller Debt” means, in connection with an Acquisition, indebtedness incurred for the deferred purchase price of property or services (e.g., promissory notes, earnout obligations, and other contingent future payment obligations triggered by the occurrence of certain events) and owed to the seller(s) involved in such Acquisition.

“Specified Disposition” means any disposition of all or substantially all of the assets or Ownership Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Solvent” or “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard General” means Standard General L.P., a Delaware limited partnership, and/or its Affiliates (other than the Borrower and its Subsidiaries), as applicable.

“Sub-Agency Agreement” means that certain Sub-Agency Agreement dated as of February 17, 2017, between the Administrative Agent and the Administrative Sub-Agent.

“Subordinated Debt” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Secured Obligations on terms and conditions substantially as set forth in Exhibit F hereto.

“Subordinating Loan Party” is defined in Section 11.27.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Interests of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swedish Match Agreement” means that certain Contract Manufacturing, Packaging and Distribution Agreement, dated as of September 4, 2008, between Swedish Match North America, Inc., a Delaware corporation, and NTC.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP as in effect on the Closing Date.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.

“Termination Date” means March 7, 2024 or such earlier date on which the Loans are declared due and payable in whole pursuant to Section 8.2 or 8.3.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $5,750,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities; (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at‑risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA; (h) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability could be asserted by such plan; (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“TMSA Account” means that escrow account of the Borrower the balance of which consists exclusively of (and is established as an account solely for the purposes of holding), amounts required to comply with the Tobacco Master Settlement Agreement.

“Tobacco Master Settlement Agreement” means the Master Settlement Agreement entered into on November 23, 1998, by and among the respective officials of each Settling State (as defined therein), Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Liggett Group Inc., and Commonwealth Brands, Inc.

“Tobacco Requirements” means and includes all Legal Requirements applicable to the importation, exportation, manufacture, sale or distribution of green or processed tobacco, any product made or derived from tobacco that is intended for human consumption and any component, part, or accessory of any such tobacco product, including cigarettes, cigarette tobacco, roll-your-own tobacco, smokeless tobacco, cigarette papers and tubes or electronic cigarettes, which Legal Requirements include the following: the Federal Food, Drug and Cosmetics Act, the Family Smoking Prevention and Tobacco Control Act, the Federal Cigarette Labeling and Advertising Act of 1966, the Comprehensive Smoking Education Act of 1984, the Comprehensive Smokeless Tobacco Health Education Act of 1986, the Alcohol, Drug Abuse and Mental Health Administration (ADAMHA) Reorganization Act of 1992, the Prevent All Cigarette Trafficking Act of 2009, and all rules and regulations issued pursuant to each and all of the foregoing, including Good Manufacturing Practice Regulations as promulgated from time to time by the Food and Drug Administration, and the Tobacco Master Settlement Agreement, and any and all Legal Requirements, rules and regulations promulgated by the Federal Trade Commission, TTB, the Federal Communications Commission, the U.S. Environmental Protection Agency, the U.S. Department of Agriculture, the U.S. Customs and Border Protection, and the U.S. Center for Disease Control and Prevention (the “CDC”) and the CDC’s Office on Smoking and Health.

“Total Consideration” means the sum (but without duplication) of (a) cash and Cash Equivalents paid or payable in connection with any Acquisition, whether paid at or prior to or after the closing thereof, plus (b) Indebtedness payable to the seller in connection with such Acquisition (including all obligations under Seller Debt or similar earn-outs or agreements that appear in the liabilities section of the balance sheet of such Person), plus (c) the fair market value of any Ownership Interests, delivered to the seller in connection with any Acquisition, plus (d) purchase price payments which are required to be made over a period of time and are not contingent upon the Borrower or any other Loan Party meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate (as defined in the First Lien Credit Agreement)), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the principal amount of Indebtedness assumed in connection with such Acquisition.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.

“TPB” means Turning Point Brands, LLC, a Delaware limited liability company.

“Transaction Costs” means all transaction fees, charges, premiums, expenses, tender and consent fees and premiums and other amounts related to the Transactions and any Permitted Acquisitions (including any financing fees, underwriting fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within three (3) months of the closing of the Loans or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, (a) the Restatement Credit Event and (b) the payment of the Transaction Costs incurred in connection with the Restatement Effective Date.

“TTB” means the Alcohol and Tobacco Tax and Trade Bureau, United States Department of Treasury.

“UCC” is defined in Section 1.2.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 11.1(g)(ii).

“VaporBeast Seller Debt” means the indebtedness evidenced by those certain five unsecured promissory notes, each dated as of November 30, 2016, made by NTC in favor of (a) Timothy B. Campbell, in the original principal amount of $660,000, (b) Thomas J. Metzler, in the original principal amount of $200,000, (c) Timothy B. Cady, in the original principal amount of $540,000, (d) Mark M. Howard, in the original principal amount of $540,000, and (e) Sheilla V. Andrin, in the original principal amount of $60,000.

“Voting Interests” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.

“Wholly‑owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrower and the Borrower’s other Wholly‑owned Subsidiaries at such time.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.          Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Legal Requirement herein shall, unless otherwise specified, refer to such Legal Requirement as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and any successor of such Legal Requirement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to time of day herein are references to New York, New York, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States of America and in immediately available funds.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States of America.

Section 1.3.          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.4.          Rounding.  Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 2.	The Credit Facilities.

Section 2.1.          Loans.  The Borrower confirms, acknowledges and agrees that as of the Restatement Effective Date, the Borrower owes to the Lenders for term loans made on February 17, 2017, an aggregate outstanding principal amount equal to $40,000,000 (the “Loans”), with each Lender’s respective amount thereof set forth opposite such Lender’s name on Schedule 1. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the Loans be outstanding as Base Rate Loans or Eurodollar Loans.

Section 2.2.          Intentionally Omitted.

Section 2.3.          Intentionally Omitted.

Section 2.4.          Applicable Interest Rate.  (a) Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)           Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)           Default Rate.  While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts owing by it at a rate per annum equal to:

(i)            for any Base Rate Loan, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii)           for any Eurodollar Loan, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(iii)          for any other amount owing hereunder not covered by clauses (i) or (ii) above, the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default).  While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d)           Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5.          Manner of Borrowing Loans and Designating Applicable Interest Rates.  (a) Notice to the Administrative Agent.  The Borrower shall give written notice to the Administrative Agent by no later than 10:00 a.m. (New York time) at least three (3) Business Days in advance of the date the Borrower requests the Lenders to advance a Borrowing; provided, however, if the funding does not occur on any proposed funding date, the Administrative Agent shall have received a written request for funding from an Authorized Representative of the Borrower by 10:00 a.m. (New York time) at least three (3) Business Days in advance of the new proposed funding date.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower.  The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully‑executed notice) (which notice shall be irrevocable once given), in such form acceptable to the Administrative Agent (for the initial Borrowing) or substantially in the form attached hereto as Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion.  All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such email notice given by any person whom the Borrower has identified to the Administrative Agent as an Authorized Representative without the necessity of independent investigation  and the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance.

(b)           Notice to the Lenders.  The Administrative Agent and the Arranger shall give prompt telephonic, telecopy, or email notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)           Borrower’s Failure to Notify; Automatic Continuations and Conversions.  If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted or continued, as applicable, into a Borrowing of Eurodollar Loans with an Interest Period of one month.

(d)           Disbursement of Loans.  Not later than 2:00 p.m. (New York time) on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender shall (i) make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York (or at the principal office and location of any designated sub-agent identified in writing to the Lenders) and (ii) provide the Arranger the federal reference number for such funds.  The Administrative Agent (or its designated sub-agent) shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in New York, New York (or at the principal office and location of any designated sub-agent), by depositing such proceeds into an account maintained at Fifth Third Bank.

Section 2.6.          Minimum Borrowing Amounts; Maximum Eurodollar Loans .  Each Borrowing of Base Rate Loans advanced shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000.  Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000.  Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7.          Maturity of Loans.  All principal and interest not sooner paid on the Loans, shall be due and payable on the Termination Date.

Section 2.8.          Prepayments.  (a) Voluntary.  The Borrower may prepay without premium or penalty (except as set forth in Section 2.8(d) and 9.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 9.1; provided, that, the Borrower may not partially repay a Borrowing (x) if such Borrowing is of Base Rate Loans, in a principal amount less than $500,000, (y) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (z) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.

(b)           Mandatory.  (i) Subject to clause (vii) below, if the Borrower or any Subsidiary shall at any time or from time to time make or agree to make an Asset Disposition or shall suffer an Event of Loss with respect to any Property which results in Net Cash Proceeds in excess of $1,000,000 individually or on a cumulative basis in any Fiscal Year, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Asset Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Asset Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $1,000,000; provided that in the case of each Asset Disposition and Event of Loss, if the Borrower states in such notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the applicable Asset Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like‑kind assets, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrower’s notice within such twelve (12) month period.  Promptly after the end of such twelve (12) month period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrower’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $1,000,000 not so invested or reinvested.  The amount of each such prepayment shall be applied to the outstanding Loans.  If the Administrative Agent or the Required Lenders so request, all proceeds of such Asset Disposition or Event of Loss shall be deposited with the Administrative Agent and held by it in the Collateral Account.  So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)           Subject to clause (vii) below, if after the Restatement Effective Date the Borrower or any Subsidiary shall issue any new Ownership Interests (other than Excluded Equity Issuances) or incur or assume any Indebtedness other than that permitted by Section 7.1 (other than Indebtedness permitted by Section 7.1(m)), the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, incurrence or assumption the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied to the outstanding Loans.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Administrative Agent or the Lenders for any breach of Section 7.1 or any other terms of this Agreement.

(iii)           Subject to clause (vii) below, on or before April 30th of each year, beginning April 30, 2019, the Borrower shall prepay the then‑outstanding Loans by an amount equal to 50% of Excess Cash Flow of the Borrower on a Consolidated basis for the most recently completed Fiscal Year; provided that, no Excess Cash Flow payment shall be required under this Section 2.8(b)(iii) with respect to such recently completed Fiscal Year to the extent that (A) the Consolidated Total Leverage Ratio is less than 2.50 to 1.00 as of the end of the two consecutive fiscal quarters of the Borrower immediately preceding the date such Excess Cash Flow payment would otherwise be required under this Section 2.8(b)(iii), and the Borrower has delivered to the Administrative Agent the compliance certificates required by Section 6.2(a) hereof with detailed calculations evidencing the Consolidated Total Leverage Ratio on such dates and (B) no Default or Event of Default has occurred and is continuing on April 30th of such year when the Excess Cash Flow payment would otherwise be required under this Section 2.8(b)(iii).  The amount of each such prepayment shall be applied to the outstanding Loans.

(iv)          Intentionally Omitted.

(v)           Notwithstanding the foregoing provisions of this Section 2.8(b), (A) any Lender may waive, by written notice to the Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive its amount of such mandatory prepayment of the applicable Loans being prepaid, (B) if any Lender or Lenders elect to waive the right to receive their amount of such mandatory prepayment pursuant to the foregoing clause (A), the total amount that otherwise would have been applied to mandatorily prepay such applicable Loans of such Lender or Lenders shall be applied to prepay the applicable Loans being repaid of the remaining non‑waiving Lender or Lenders holding such Loans on a pro rata basis, based on the respective principal amounts of their outstanding Loans being repaid, and (C) subject to the Intercreditor Agreement, to the extent there are any prepayment amounts remaining after the foregoing application, such amounts may be retained by the Borrower.

(vi)          Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 2.8(d).

(vii)         Notwithstanding anything in this Section 2.8(b) to the contrary, until the Facility Termination Date (as defined in the First Lien Credit Agreement), no mandatory prepayment of outstanding Loans that would otherwise be required to be made under this Section 2.8(b) shall be required to be made, except with respect to any portion (if any) of the proceeds of any event giving rise to any mandatory prepayment under Section 2.8(b) of the First Lien Credit Agreement that have been refused by the lenders under the First Lien Credit Agreement in accordance with Section 2.8(b)(v) of the First Lien Credit Agreement as in effect on the date hereof.

(c)           Lender Notification; Payment Application.  The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.

(d)           Call Premium. In the event that all or any portion of the Loans are voluntarily prepaid pursuant to Section 2.8(a), mandatorily prepaid pursuant to Section 2.8(b)(i) through (iii), or in connection with a Change of Control, any other Event of Default, whether before or after the commencement of a proceeding under any Debtor Relief Law and notwithstanding any acceleration (for any reason), or mandatorily assigned by a Non-Consenting Lender pursuant to Section 11.2(b) in connection with a matter requiring the consent of all or all affected Lenders, the Borrower shall pay to the Administrative Agent on the date of such prepayment, refinancing or assignment for the ratable account of each applicable Lender, a fee in an amount equal to (i) a prepayment premium equal to 2.0% of the amount of the Loans being prepaid, refinanced or assigned, in the event such prepayment refinancing or assignment occurs after December 31, 2017, but on or prior to December 31, 2018, and (ii) a prepayment premium of 1.0% of the amount of the Loans being prepaid, refinanced or assigned, in the event such prepayment, refinancing or assignment occurs after December 31, 2018, but on or prior to December 31, 2019.

Section 2.9.          Place and Application of Payments.  (a) General Payments.  All payments of principal of and interest on the Loans and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent (or any applicable sub-agent) by no later than 1:00 p.m. (New York time) on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower in writing, including the principal office and location of any designated sub-agent) for the benefit of the Lender or Lenders entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set‑off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate then in effect for each such date.

(c)           Application of Collateral Proceeds Before Material Event of Default.  Prior to the occurrence of a Material Event of Default, subject to Section 2.8(b), all payments, distributions and collections received in respect of the Obligations and all proceeds of Collateral shall (subject to the Intercreditor Agreement and the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:

(i)            first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;

(ii)           second, to outstanding interest charges then due in respect of the Obligations;

(iii)          third, to the outstanding principal balance then scheduled as due in respect of the Loans; and

(iv)          finally, to be made available to the Borrower or whoever else may be lawfully entitled thereto.

(d)          Application of Collateral Proceeds after Material Event of Default.  Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 8.2 and 8.3 or (y)  after the occurrence and during the continuation of a Material Event of Default and after written instruction by the Required Lenders, all payments, distributions and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall (subject to the Intercreditor Agreement) be remitted to the Administrative Agent and distributed as follows:

(i)           first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrower has agreed to pay the Administrative Agent under Section 11.5 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii)           second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii)          third, to the payment of principal on the Loans, the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv)          fourth, to the payment of all other Secured Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(v)           finally, to the Borrower or whoever else may be lawfully entitled thereto.

Without limiting the foregoing, in connection with any payment or collection received and remittance and distribution made pursuant to this Section 2.9(d), all types of obligations referenced include those obligations arising after the commencement of a proceeding under any Debtor Relief Law regardless of whether such obligations are allowed or allowable in whole or in part as a claim in such proceeding.

Section 2.10.        Intentionally Omitted.

Section 2.11.        Intentionally Omitted.

Section 2.12.       Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loan be evidenced by a promissory note or notes in the form of Exhibit C (referred to herein as a “Note” or the “Notes”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of its Loan.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.11) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.11, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13.        Fees.  The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to in writing between the Borrower and the Administrative Agent.

Section 3.	Conditions Precedent.

The obligation of each Lender to continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan), shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1.          All Credit Events.  At the time of each Credit Event hereunder:

(a)           each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);

(b)           no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)           the Administrative Agent shall have received the notice required by Section 2.5; and

(d)          such Credit Event shall not violate any Legal Requirement applicable to the Administrative Agent or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Legal Requirement shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan.

Each request for a continuation hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) and (b) of this Section.

Section 3.2.          Initial Credit Event  Before or concurrently with the Restatement Credit Event:

(a)           the Administrative Agent shall have received this Agreement duly executed by the Loan Parties and the Lenders;

(b)           the Administrative Agent shall have received for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.12(d);

(c)           the Administrative Agent (or its bailee or agent pursuant to the Intercreditor Agreement) shall have received (i) the Omnibus Reaffirmation Agreement duly executed by the Loan Parties, together with (A) original stock certificates or other similar instruments representing all of the issued and outstanding Ownership Interests in each Subsidiary (limited in the case of any First Tier Foreign Subsidiary to 66% of the Voting Interests and 100% of any other Ownership Interests as provided in the First Lien Guaranty and Security Agreement) as of the Restatement Effective Date, to the extent such interests are certificated, (B) stock powers or similar transfer powers executed in blank and undated for the Collateral consisting of the Ownership Interests in each Subsidiary, (C) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent, (D) deposit account control agreements, to the extent requested by the Administrative Agent, and (E) Collateral Access Agreements, to the extent requested by the Administrative Agent; and (ii) a duly completed and executed Perfection Certificate;

(d)           the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent (subject to the First Lien Administrative Agent’s interest) as additional insured and/or lenders loss payee, as applicable;

(e)            the Administrative Agent shall have received the First Amendment to Intercreditor Agreement duly executed by the First Lien Administrative Agent;

(f)            the Administrative Agent shall have received executed copies of the First Lien Credit Agreement and the First Lien Loan Documents, which agreements shall be in form and substance acceptable to the Administrative Agent, and the First Lien Loans shall fund concurrently with the Restatement Credit Event;

(g)           the Administrative Agent shall have received copies of each Loan Party’s Organization Documents, certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(h)           the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent;

(i)            the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(j)            the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(k)           the Administrative Agent shall have received for itself and for the Lenders the initial fees required by Section 2.13;

(l)            the Administrative Agent shall have received certification from the Borrower’s Chief Financial Officer or other officer of the Borrower acceptable to the Administrative Agent of the Solvency of the Loan Parties on a Consolidated basis after giving effect to the Restatement Credit Event;

(m)          the capital and organizational structure of the Loan Parties shall be reasonably satisfactory to the Administrative Agent;

(n)           the Administrative Agent shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Loan Parties, and the lack of material contingent liabilities of the Loan Parties, including: (i) an executed Officer’s Compliance Certificate, calculated based on the Borrower’s financial condition as of September 30, 2017, evidencing a pro forma (A) Consolidated Total Leverage Ratio of less than 4.00 to 1.00 for the trailing twelve month period then ended and (B) Consolidated Senior Leverage Ratio of less than 3.00 to 1.00 for the trailing twelve month period then ended; (ii) a Consolidated closing date balance sheet for the Borrower’s calculated based on the Borrower’s financial condition as of September 30, 2017, but giving effect to the initial Credit Event; and (iii) a certificate from the Borrower’s Chief Financial Officer or other officer of the Borrower acceptable to the Administrative Agent certifying that since December 31, 2016, no Material Adverse Effect has occurred;

(o)           after giving effect to the Restatement Credit Event, the Borrower shall have Unused Revolving Credit Commitments (as defined in the First Lien Credit Agreement) of at least $10,000,000;

(p)           the Administrative Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Loan Parties, and their Property evidencing the absence of Liens thereon, except for Permitted Liens;

(q)           the Administrative Agent shall have received pay‑off and lien release letters from secured creditors (other than holders of Permitted Liens) of the Loan Parties setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any of the Loan Parties) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of any of the Loan Parties, which pay‑off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(r)            the Administrative Agent shall have received the favorable written opinions of counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent;

(s)           the Administrative Agent’s due diligence with respect to the Loan Parties and their Property shall be completed in a manner reasonably acceptable to the Administrative Agent;

(t)           each of the Lenders shall have received, sufficiently in advance of the Restatement Effective Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act; and the Arranger shall have received a fully executed IRS Form W‑9 (or its equivalent) for each of the Loan Parties;

(u)           none of the Loan Parties shall have obtained or attempted to obtain, place, arrange or renew any debt financing, except as permitted by Section 7.1, prior to the Restatement Effective Date and during the Arranger’s and the Administrative Agent’s syndication of the credit facilities made available to the Borrower hereunder;

(x)            the Administrative Agent shall have received, for the benefit of each Lender, an amendment fee equal to 0.75% of such Lender’s outstanding Loan on the Restatement Effective Date; and

(y)           the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 4.	Intentionally Omitted.

Section 5.	Representations and Warranties.

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to continue the Credit described herein, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Restatement Effective Date and as otherwise set forth in Section 3.1, that:

Section 5.1.          Organization; Power; Qualification.  Each Loan Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which each Loan Party is organized and qualified to do business as of the Restatement Effective Date are described on Schedule 5.1.

Section 5.2.          Ownership.  Each Subsidiary of each Loan Party (including Subsidiaries that are Loan Parties) as of the Restatement Effective Date is listed on Schedule 5.2.  As of the Restatement Effective Date, the capitalization of each Loan Party and its Subsidiaries consists of the Ownership Interests (including number of shares authorized, issued and outstanding, of such classes and series, with or without par value) described on Schedule 5.2.  All outstanding Ownership Interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non‑assessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2.  The shareholders or other owners, as applicable, of each Loan Party and its Subsidiaries and the number of shares owned by each as of the Restatement Effective Date are described on Schedule 5.2, and are owned, beneficially and of record, by such shareholders or other owners free and clear of all Liens, other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens.  As of the Restatement Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Ownership Interests of any Loan Party or any Subsidiary thereof, except as described on Schedule 5.2.

Section 5.3.          Authorization; Enforceability.  Each Loan Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Loan Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Loan Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

Section 5.4.          Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Loan Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the transactions and any of the other matters contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any material Legal Requirement (including all Tobacco Requirements) relating to any Loan Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under any Organization Document of any Loan Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture or other debt instrument, or under any other material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) Mortgage filings with the applicable county recording office or register of deeds.

Section 5.5.          Compliance with Law; Governmental Approvals.  Each Loan Party and each Subsidiary thereof (a) has all Governmental Approvals required by any applicable Legal Requirements for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Legal Requirements relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under applicable Legal Requirements with any Governmental Authority and has retained all material records and documents required to be retained by it under all applicable Legal Requirements except in each such case where the failure to have, comply or file could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.6.          Tax Returns and Payments.  Each Loan Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by all applicable Legal Requirements to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its Property, income, profits and assets which are due and payable (other than any amount the validity of which is the subject of a Permitted Protest and other than as could not reasonably be expected to have a Material Adverse Effect).  Such returns accurately reflect in all material respects all liability for taxes of any Loan Party or any Subsidiary thereof for the periods covered thereby.  As of the Restatement Effective Date, except as set forth on Schedule 5.6, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Loan Party or any Subsidiary thereof.  No Governmental Authority has asserted any Lien or other claim against any Loan Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Loan Party or Subsidiary and (b) Permitted Liens).  The charges, accruals and reserves on the books of each Loan Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Loan Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

Section 5.7.          Intellectual Property Matters.  Each Loan Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are currently being used in the conduct of its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Loan Party nor any Subsidiary thereof is liable to any Person for infringement under applicable Legal Requirements with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.8.          Environmental Matters.  (a) There has been no Release of Hazardous Materials on, at, under or from (i) any property owned, leased or operated by any Loan Party or any Subsidiary thereof, (ii) to the knowledge of the Borrower, any property formerly owned, leased or operated by it or any of its Subsidiaries, or (iii) at any other location arising out of the conduct or current or prior operations of any Loan Party or any Subsidiary thereof, that could, in any such case, reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Loan Party or any Subsidiary thereof or reasonably be expected to result in any Loan Party or any Subsidiary thereof incurring liability under any Environmental Law that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor are there any facts, circumstances or conditions arising out of the current or former operations or owned, operated or leased facilities of any Loan Party or any Subsidiary thereof that could reasonably be expected to result in such liability;

(b)           Each Loan Party and each Subsidiary thereof and their respective properties and operations are in compliance, and have been in compliance, in all material respects with all applicable Environmental Laws, including obtaining and maintaining all permits, licenses and approvals required under applicable Environmental Laws to carry on their respective businesses, and all such permits, licenses and approvals are in full force and effect.  There is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

(c)           No Loan Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws or permits required under Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Loan Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)           Hazardous Materials have not been transported or disposed of to or from the properties currently or formerly owned, leased or operated by any Loan Party or any Subsidiary thereof in material violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws; and

(e)            No Environmental Claim is pending, or, to the knowledge of the Loan Parties and their Subsidiaries after due inquiry, threatened, for which any Loan Party or any Subsidiary thereof is or may reasonably be expected to be named as a party, nor are there any Environmental Claims, consent decrees or orders, administrative orders or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Loan Party or any Subsidiary thereof, with respect to any real property owned, leased or operated by any Loan Party or any Subsidiary thereof or operations of any Loan Party or any Subsidiary thereof that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)           The Loan Parties have made available to Administrative Agent accurate and complete copies of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters with respect to any real property, including leaseholds, owned or operated by the Loan Parties or any of their Subsidiaries that are in the Loan Parties’ possession or control.

Section 5.9.          Employee Benefit Matters.  (a) As of the Restatement Effective Date, no Loan Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.9;

(b)           Each Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)           As of the Restatement Effective Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)           Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Loan Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e)           No Termination Event has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect;

(f)            Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Loan Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan; and

(g)           No Loan Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.10.        Margin Stock.  No Loan Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock.  No part of the proceeds of any of the Loans or other extension of credit hereunder will be used for purchasing or carrying Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors of the Federal Reserve System.  Following the application of the proceeds of each extension of credit hereunder, not more than twenty‑five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.2 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of $15,000,000 will be Margin Stock.

Section 5.11.        Government Regulation.  No Loan Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Loan Party nor any Subsidiary thereof is, or after giving effect to any Credit Event will be, subject to regulation under the Interstate Commerce Act, or any other applicable Legal Requirements which limits its ability to incur or consummate the transactions contemplated hereby.

Section 5.12.       Material Contracts; Customers and Suppliers.  (a) Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of each Loan Party and each Subsidiary thereof in effect as of the Restatement Effective Date.  Other than as set forth in Schedule 5.12, as of the Restatement Effective Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Administrative Agent, each Loan Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 5.12 or any other Schedule hereto.  As of the Restatement Effective Date, no Loan Party nor any Subsidiary thereof nor, to its knowledge, any other party thereto is in breach of or in default under any Material Contract; and

(b)           There exists no actual or, to the knowledge of the Borrower, threatened termination, cancellation or limitation of, or modification to or change in the business relationship between (i) any Loan Party or Subsidiary, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party or Subsidiary are individually or in the aggregate material to the business or operations of such Loan Party or Subsidiary, (ii) any Loan Party or Subsidiary, on the one hand, and any material supplier thereof other than Bollore, on the other hand or (iii) any Loan Party or Subsidiary, on the one hand, and Bollore, on the other hand; and, to the knowledge of the Borrower, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except in the case of clauses (i), (ii) and (iii) above, for any threatened termination, cancellation or limitation of, or modification to or change in any of the above mentioned business relationships, that could not reasonably be expected to have a Material Adverse Effect.

Section 5.13.        Employee Relations.  As of the Restatement Effective Date, no Loan Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13.  There is (a) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against the Borrower or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries have incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law which remains unpaid or unsatisfied.  The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from the Borrower or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14.        Burdensome Provisions.  The Loan Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Ownership Interests to the Borrower or any other Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than as permitted by Section 7.10(b) or (c).

Section 5.15.       Financial Statements.  The audited and unaudited financial statements most recently delivered are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year‑end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  As of the date of the most recently delivered annual financial statements, the Borrower on a Consolidated basis does not have contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements.

Section 5.16.       No Material Adverse Change.  Since December 31, 2016, there has been no material adverse change in the business, operations financial condition, Property, or liabilities (actual or contingent) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.17.        Solvency.  The Borrower is Solvent, and the Loan Parties and their Subsidiaries on a Consolidated basis, are Solvent.

Section 5.18.       Title to Properties.  As of the Restatement Effective Date, the real property listed on Schedule 5.18 constitutes all of the real property that is owned, leased, subleased or used by any Loan Party or any Subsidiary thereof.  Each Loan Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Loan Parties subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

Section 5.19.       Litigation.  There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Loan Party or Subsidiary or any of its respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 5.20.       Compliance with Sanctions Programs.  Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Sanctions Programs applicable to it. Each Loan Party has provided to the Administrative Agent, and the Lenders all information regarding such Loan Party and its directors, officers, Affiliates and Subsidiaries necessary for the Administrative Agent, and the Lenders to comply with all applicable Sanctions Programs.  To the best of each Loan Party’s knowledge, neither any Loan Party nor any of its officers or directors, Affiliates or Subsidiaries is, as of the date hereof, a Sanctioned Person.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the United Kingdom Bribery Act of 2010.

Section 5.21.        Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Loan Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any Loan Party or any Subsidiary thereof is a party or by which any Loan Party or any Subsidiary thereof or any of their respective Properties may be bound or which would require any Loan Party or any Subsidiary thereof to make any payment under such judgment, decree or order that, in any case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.22.       Senior Indebtedness Status.  The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents (a) ranks, and shall continue to rank, at least senior in priority of payment to all Subordinated Debt and pari passu in right of payment with all senior Indebtedness of each such Person and (b) is designated as “Senior Indebtedness” (or any comparable designation) under all instruments and documents, now or in the future, evidencing Subordinated Debt of such Person.

Section 5.23.       Disclosure.  The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary thereof is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material written information furnished by or on behalf of any Loan Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such variations may be material).

Section 5.24.       Flood Hazard Insurance.  With respect to each parcel of real property required to be subject to a Mortgage, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any real property into or out of a special flood hazard area.

Section 5.25.       Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes specified in Section 6.15.

Section 5.26.       Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks (including workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates.  Schedule 5.26 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the Loan Parties and their Subsidiaries as of the Restatement Effective Date.  As of the Restatement Effective Date, each insurance policy listed on Schedule 5.26 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 5.27.        Collateral Documents.  (a) The Second Lien Guaranty and Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, continuing and enforceable security interests in the Collateral (as defined in the Second Lien Guaranty and Security Agreement).

(b)           The financing statements delivered to the Administrative Agent on the Closing Date are in appropriate form and have been or will be filed in the offices specified in Schedule 9 of the Second Lien Guaranty and Security Agreement.  Upon such filings, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in, all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC), prior and superior in right to any other Person, except for Permitted Prior Liens.

(c)           When the Pledged Interests (as defined in the Second Lien Guaranty and Security Agreement) constituting Certificated Securities (as defined in the UCC) are delivered to the Administrative Agent (or its bailee or agent pursuant to the Intercreditor Agreement), the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in, such Pledged Interests, prior and superior in right to any other Person, except for Permitted Prior Liens.

(d)           When the Second Lien Guaranty and Security Agreement (or a short form intellectual property security agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule 9 of the Second Lien Guaranty and Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Second Lien Guaranty and Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date), except for Permitted Prior Liens.

(e)           When control agreements in form and substance reasonably satisfactory to the Administrative Agent are executed and delivered to the Administrative Agent, the Administrative Agent shall have (i) “control” (within the meaning of Section 9‑104 of the UCC) over all Deposit Accounts (as defined in the Second Lien Guaranty and Security Agreement) and (ii) a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Deposit Accounts (as defined in the Second Lien Guaranty and Security Agreement).

Section 5.28.        Affiliate Transactions.  No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than with Wholly‑owned Subsidiaries) except as permitted by Section 7.7.

Section 5.29.        No Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Administrative Agent, and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.	Affirmative Covenants.

So long as any Credit is available to or in use by the Borrower hereunder and until the Facility Termination Date, each Loan Party will:

Section 6.1.          Financial Statements and Budgets.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2017, an audited Consolidated balance sheet of the Borrower as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows, including the notes thereto, and a report containing management’s discussion and analysis of such financial statements, prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by RSM US LLP or an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and unqualified opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower not in accordance with GAAP.

(b)          Quarterly Financial Statements.  As soon as practicable and in any event within forty‑five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2018), an unaudited Consolidated balance sheet of the Borrower as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period.

(c)           True and Complete Financial Statements.  As of the date of their delivery, the annual financial statements required to be delivered under Section 6.1(a) and the quarterly financial statements required to be delivered under Section 6.1(b) will be complete and correct in all material respects and will fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, will be prepared in accordance with GAAP. As of the date of delivery of the annual financial statements, the Borrower on a Consolidated basis does not have contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements.

(d)           Annual Budget or Projections.  As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a Consolidated budget or Consolidated projections of the Borrower for the ensuing four (4) fiscal quarters following the end of such Fiscal Year, in form and detail satisfactory to the Administrative Agent, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget or projections contain good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget or projections) of the financial condition and operations of the Borrower for such period.

Section 6.2.          Certificates; Other Reports.  Deliver to the Administrative Agent and the Arranger (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           at each time financial statements are delivered pursuant to Sections 6.1(a) or (b), a duly completed Officer’s Compliance Certificate signed by the chief financial officer of the Borrower;

(b)           promptly upon receipt thereof, copies of all material reports, if any, submitted to any Loan Party, any Subsidiary thereof, or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including any management report and any management responses thereto;

(c)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Loan Party or any Subsidiary thereof in excess of $17,250,000 pursuant to the terms of any indenture, loan or credit or similar agreement;

(d)           promptly after the assertion or occurrence thereof, notice of any Environmental Claim or other action or proceeding against or of any noncompliance by any Loan Party or any Subsidiary thereof with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(e)           promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations (including the Patriot Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(f)            promptly after being furnished or received, copies of all notices, reports, certificates, documents and other information furnished to or received from the First Lien Administrative Agent or any lenders under the First Lien Credit Agreement or any other agent or representative of such lenders or holders (including any amendments, waivers, supplements, modifications, notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, reports and certificates of an administrative nature);

(g)           intentionally omitted;

(h)          within five (5) Business Days after a Responsible Officer of any Loan Party or any Subsidiary thereof obtains actual knowledge thereof, copies of any notices with respect to product recalls that any Loan Party or any Subsidiary thereof receives from any Governmental Authority;

(i)            promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any litigation commenced or claim instituted after the Restatement Effective Date against the Borrower or any of its Subsidiaries demanding damages in excess of, or if adversely determined reasonably likely to result in liability to the Borrower or any of its Subsidiaries in excess of, $5,750,000 and notice of any other litigation or claim against the Borrower or any of its Subsidiaries that is reasonably likely to result in liability to the Borrower or any of its Subsidiaries in excess of $5,750,000;

(j)            promptly after the occurrence thereof, notice of (i) any amendment or modification to any Material Contract (and, with respect to any such material amendment or modification, if requested by the Administrative Agent or the Required Lenders, a copy of the documentation governing such amendment or modification promptly after such request), (ii) the provision or receipt of any material notice under any Material Contract and (iii) any default under, or any breach or violation of, any Material Contract;

(k)           such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and

(l)            promptly after the occurrence thereof, notice of any default or event of default with respect to any Indebtedness of any Loan Party or any Subsidiary thereof with an aggregate principal amount in excess of $5,750,000.

Documents required to be delivered pursuant to Section 6.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Administrative Agent receives notice that (i) the Borrower has filed such document with the Securities and Exchange Commission and such document is available on the EDGAR website on the internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge, (ii) the Borrower has posted such documents, or provided a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.3; or (iii) the documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by the Arranger posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public‑side” Lenders (i.e., Lenders that do not wish to receive Material Non‑Public Information with respect to the Borrower or its Affiliates or its or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any Material Non‑Public Information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or its or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.3.          Notice of Litigation and Other Matters.  Promptly (but in no event later than five (5) days after any Responsible Officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           the occurrence of any Default or Event of Default;

(b)           (i) the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or before any arbitrator against or involving any Loan Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect; and

(ii)           the commencement of any material proceeding or investigation by or before the TTB against or involving any Loan Party or any Subsidiary thereof or any of their respective Properties, assets or businesses;

(c)           any notice of any violation received by any Loan Party or any Subsidiary thereof from any Governmental Authority (including any notice of non‑compliance with Environmental Laws) that could reasonably be expected to result in a Material Adverse Effect;

(d)           any labor controversy that has resulted in a strike or other work action against any Loan Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(e)           any attachment, judgment, lien, levy or order exceeding $2,000,000 that may be assessed against or threatened against any Loan Party or any Subsidiary thereof;

(f)           any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective Properties may be bound which could reasonably be expected to have a Material Adverse Effect; and

(g)           (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Loan Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Loan Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA which, in the case of this clause (iv), could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 6.3 (other than Section 6.3(g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.4.          Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 7.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 6.5.          Maintenance of Property and Licenses.  (a) Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case in this Section 6.5(a), except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.

(b)           Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.6.          Insurance.  Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses that are similarly situated and located and as may be required by applicable Legal Requirements and as are required by any Collateral Documents (including hazard and business interruption insurance).  All such insurance shall (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, except as reasonably determined by the Administrative Agent in writing, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee.  On the Restatement Effective Date and from time to time thereafter, deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Without limiting the foregoing, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.  If the Borrower or its Subsidiaries fail to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  The Borrower shall give the Administrative Agent prompt notice of any loss exceeding $1,150,000 covered by its or its Subsidiaries’ casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right (subject to the Intercreditor Agreement) to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 6.7.          Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

Section 6.8.          Payment of Taxes and Other Obligations.  (a) Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, except to the extent the validity of such taxes, assessments or governmental charges are the subject of a Permitted Protest, (b) pay and perform all other Indebtedness, obligations and liabilities in accordance with customary trade practices and (c) file all applicable tax returns with respect to it and its properties, except where the failure to pay or perform such items described in clauses (a), (b) or (c) of this Section 6.8 could not reasonably be expected to have a Material Adverse Effect.

Section 6.9.          Compliance with Laws and Approvals.  Observe and remain in compliance with all applicable Legal Requirements (including Tobacco Requirements) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party shall (a) deliver or ship goods that are prohibited under applicable Tobacco Requirements, or (b) deliver or ship goods that are adulterated, misbranded, mislabeled, or deceptively packaged within the meaning of, or in violation of, any applicable Tobacco Requirements relating to such shipment or delivery, except (i) to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, and (ii) (A) to the extent such misbranding, mislabeling, adulteration or deceptive packaging does not materially violate applicable Tobacco Requirements, or (B) to the extent the Loan Party has been notified of an assertion or misbranding or mislabeling, such Loan Party is either actively defending the branding or labeling and has provided appropriate reserves therefor in accordance with GAAP or is correcting the branding or labeling in compliance with applicable Tobacco Requirements.

Section 6.10.        Environmental Laws.  In addition to and without limiting the generality of Section 6.9, (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain, comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws or by a Governmental Authority, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except in each case as could not reasonably be expected to have a Material Adverse Effect.

Section 6.11.       Compliance with ERISA.  In addition to and without limiting the generality of Section 6.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 6.12.        Compliance with Material Contracts.  Comply in all respects with each Material Contract, except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.13.        Visits and Inspections.  Permit representatives of the Administrative Agent or, after the occurrence and during the continuance of an Event of Default, any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make copies of its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, excluding any such visits and inspections during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided, further, that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours.  The Administrative Agent shall provide each Lender with prior notice of each visit and inspection, and representatives of any Lender may accompany the Administrative Agent in connection with such visit and inspection at such participating Lender’s expense.  Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or by conference call or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

Section 6.14.        Additional Collateral; Additional Subsidiaries; Real Property.

(a)            Additional Collateral.  With respect to any Property acquired after the Restatement Effective Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and, in any event, within thirty (30) days after such creation or acquisition; provided that the Administrative Agent may extend such time period by (x) an additional thirty (30) days in its sole discretion and (y) an additional number of days thereafter as consented to by the Required Lenders) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property under applicable Legal Requirements (including applicable foreign Legal Requirements unless the Required Lenders shall determine in their sole discretion that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) subject to no Liens other than Permitted Liens and no senior Liens other than Permitted Prior Liens, (ii) to the extent requested by the Administrative Agent, deliver customary and reasonable opinions of counsel to the Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Subject to the limitations set forth herein and in the other Loan Documents, the Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents against such after‑acquired Properties, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           Additional Subsidiary Guarantors.

(i)            If (A) any Subsidiary designated as an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, or any Subsidiary that satisfies the definition of Guarantor is created or acquired by any Loan Party and (B) the Borrower does not designate such Subsidiary as a Retail Store Subsidiary as permitted hereunder, then promptly (and, in any event, within thirty (30) days) after the date such Subsidiary ceases to be an Immaterial Subsidiary or such creation or acquisition the Borrower shall cause such Person to (1) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Second Lien Guaranty and Security Agreement, a joinder to the Intercreditor Agreement and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (2) grant a security interest in all Collateral (subject to the exceptions specified in the Second Lien Guaranty and Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Collateral Document or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Collateral Document, (3) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 3 as may be reasonably requested by the Administrative Agent, (4) deliver to the Administrative Agent (or its bailee or agent pursuant to the Intercreditor Agreement) such original certificated Ownership Interests or other certificates and stock or other transfer powers evidencing the Ownership Interests of such Person, (5) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (6) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that, the Administrative Agent may extend the time period for such delivery by (x) an additional thirty (30) days in its sole discretion and (y) an additional number of days thereafter as consented to by the Required Lenders.

(ii)           If (A) any Subsidiary designated as an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, or any Subsidiary that satisfies the definition of Guarantor is created or acquired by any Loan Party and (B) the Borrower designates such Subsidiary as a Retail Store Subsidiary as permitted hereunder, then promptly (and, in any event within thirty (30) days) after the date such Subsidiary ceases to be an Immaterial Subsidiary or such creation or acquisition, the Borrower shall cause such Person to (1) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the First Lien Guaranty and Security Agreement, a joinder to the Intercreditor Agreement and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (2) deliver to the Administrative Agent such original certificated Ownership Interests or other certificates and stock or other transfer powers evidencing the Ownership Interests of such Person, (3) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (4) deliver to the Administrative Agent such other opinions, documents and certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that, the Administrative Agent may extend the time period for such delivery by (x) an additional thirty (30) days in its sole discretion and (y) an additional number of days thereafter as consented to by the Required Lenders.

(iii)          If (A) any Subsidiary designated as a Retail Store Subsidiary ceases to be a Retail Store Subsidiary and (B) the Borrower does not designate such Subsidiary as an Immaterial Subsidiary as permitted hereunder, then promptly (and, in any event within thirty (30) days) after the date such Subsidiary ceases to be a Retail Store Subsidiary, the Borrower shall cause such Person to (1) grant a security interest in all Collateral (subject to the exceptions specified in the First Lien Guaranty and Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Collateral Document or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Collateral Document, (2) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (3) deliver to the Administrative Agent such other opinions, documents and certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that, the Administrative Agent may extend the time period for such delivery by (x) an additional thirty (30) days in its sole discretion and (y) an additional number of days thereafter as consented to by the Required Lenders.

(c)           Additional Foreign Subsidiaries.  Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within forty‑five (45) days after such notification; provided that the Administrative Agent may extend such time period by (x) an additional fifteen (15) days in its sole discretion and (y) an additional number of days thereafter as consented to by the Required Lenders), cause (i) the applicable Loan Party to deliver to the Administrative Agent Collateral Documents pledging sixty‑five percent (65%) of the total outstanding voting Ownership Interests (and one hundred percent (100%) of the non‑voting Ownership Interests) of any such new First Tier Foreign Subsidiary, which Collateral Documents shall be governed by the law of the jurisdiction of organization of such First Tier Foreign Subsidiary, and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable, deliver to Administrative Agent (or its bailee or agent pursuant to the Intercreditor Agreement) original certificated Ownership Interests (or the equivalent thereof pursuant to the applicable Legal Requirements and practices of any relevant foreign jurisdiction) evidencing the Ownership Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 3 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, no guaranty by (or pledge of any of the assets or Ownership Interests (other than up to sixty‑five percent (65%) of the voting Ownership Interests and one hundred percent (100%) of the non‑voting Ownership Interests of a First Tier Foreign Subsidiary) of) any First Tier Foreign Subsidiary shall be required to the extent such guaranty or pledge would have a material adverse tax consequence for the Borrower or result in a violation of applicable Legal Requirements.

(d)           Real Property Collateral.  (i) Promptly after the acquisition by any Loan Party of any fee owned real property with a fair market value in excess of $2,000,000 that is not subject to the existing Collateral Documents (and, in any event, within ten (10) days after such acquisition), notify the Administrative Agent and (ii) promptly thereafter (and in any event, within sixty (60) days of such acquisition, as such time period may be extended by the Administrative Agent with the consent of the Required Lenders), deliver such mortgages, deeds of trust, flood insurance certificates, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent necessary to grant and perfect a first priority Lien (subject to Permitted Prior Liens) on such real property in favor of the Administrative Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent, including those certificates, documents and information listed on Schedule 6.14(d).

(e)           Merger Subsidiaries.  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.14(b) or (c), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger or amalgamation transaction shall be required to so comply with Section 6.14(b) or (c), as applicable, within fifteen (15) days of the consummation of such Permitted Acquisition, as such time period may be extended by (x) an additional forty‑five (45) days with the consent of the Administrative Agent and (y) an additional number of days thereafter as consented to by the Required Lenders).

(f)            Exclusions.  The provisions of this Section 6.14 shall not apply to (i) Excluded Property and (ii) assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

(g)           First Lien Loan Documents.  Notwithstanding anything herein to the contrary, the Borrower and the other Loan Parties shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, mortgages, charges, deeds of trust, deposit account control agreements, collateral access agreements and other security documents to the extent provided to the First Lien Administrative Agent or executed in respect of the First Lien Obligations (as defined in the Intercreditor Agreement).

Section 6.15.        Use of Proceeds.  The Borrower shall use all proceeds of the Loans to refinance existing Indebtedness outstanding on the Closing Date, to fund certain fees and expenses associated with this Agreement and the transactions contemplated hereby, and for working capital purposes and other general corporate purposes.

Section 6.16.        Intentionally Omitted.

Section 6.17.        Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which the Administrative Agent or the Required Lenders may reasonably request to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; and provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 6.18.       Distribution and License Agreements.  Maintain in effect during the term of this Agreement (a) the Bollore Distribution Agreements with Bollore Technologies S.A. (“Bollore”) and Bollore S.A. (as applicable), (b) the JJA Supply Agreement, (c) the Swedish Match Agreement, and (d) the Durfort Production Agreement.

Section 6.19.        Maintenance of Company Separateness.  The Borrower will, and will cause each of its Subsidiaries to, satisfy in all material respects customary company formalities, including, as applicable, (a) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (b) the maintenance of separate company records and (c) the maintenance of separate bank accounts in its own name, except in each case as could not reasonably be expected to cause the separate company existence thereof to be ignored or the assets and liabilities thereof to be substantively consolidated as set forth in the following sentence.  Neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the company existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with one another or with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 6.20.        Intentionally Omitted.

Section 6.21.       Intentionally Omitted.

Section 6.22.        Compliance with Sanctions Programs. (a) Each Loan Party shall at all times comply with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all Sanctions Programs applicable to such Subsidiary.

(b)           Each Loan Party shall provide the Administrative Agent, and the Lenders any information regarding such Loan Party, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, and the Lenders to comply with all applicable Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c)           If any Loan Party obtains actual knowledge or receives any written notice that such Loan Party, any of its officers or directors, any Affiliate, or any Subsidiary is named on any then current Sanctions List (such occurrence, a “Sanctions Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent, and the Lenders of such Sanctions Event, and (ii) comply with all applicable Legal Requirements with respect to such Sanctions Event (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States of America), including the Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent, and the Lenders taking any and all steps the Administrative Agent, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable Legal Requirements with respect to any such Sanctions Event, including the requirements of the Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC and/or the U.S. Department of Treasury’s Office of Foreign Assets Control).

(d)            No Loan Party will, directly or, to the knowledge of any Loan Party, indirectly, use any proceeds of the Loans to finance or otherwise fund (i) any activity or business with or related to any Sanctioned Person or any Sanctioned Country or (ii) in any other manner that will result in a violation of any Sanctions Program by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).

Section 6.23.        Post‑Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 6.23, in each case within the time limits specified on such schedule.

Section 7.	Negative Covenants.

So long as any Credit is available to or in use by the Borrower hereunder and until the Facility Termination Date, the Borrower will not, and will not permit any of its Subsidiaries to:

Section 7.1.          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)           the Obligations;

(b)           Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, foreign exchange rate or commodity price risks and not for speculative purposes; provided, that the Borrower shall not enter into any Hedge Agreement with respect to the Interest Rate under this Agreement;

(c)           Indebtedness existing on the Restatement Effective Date and listed on Schedule 7.1 and any Permitted Refinancing thereof, including obligations in respect of the JPMorgan Letters of Credit in an aggregate amount not to exceed $2,600,000;

(d)           Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capitalized Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $5,750,000 at any time outstanding;

(e)           Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, and (iii) the aggregate outstanding principal amount of such Indebtedness (excluding Non-Recourse Debt) does not exceed $11,500,000 at any time outstanding;

(f)            Guarantee obligations of any Loan Party with respect to Indebtedness permitted pursuant to subsections (a) through (d), (i), (m) and (n) of this Section 7.1;

(g)           subject to Section 11.27, unsecured intercompany Indebtedness owed by any Loan Party to another Loan Party; provided, that, the aggregate amount of such Indebtedness owed by Retail Store Subsidiaries permitted by this clause (g), plus other Investments in Retail Store Subsidiaries permitted by Section 7.3(a)(iii)(B) shall not exceed $1,000,000 during any consecutive four (4) fiscal quarter period;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)            unsecured Subordinated Debt of the Borrower in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided that, in the case of each incurrence of such unsecured Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such unsecured Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that (A) the Consolidated Total Leverage Ratio would not be greater than the most recently applicable Consolidated Total Leverage Ratio required under Section 7.15 and (B)  the Consolidated Senior Leverage Ratio would not be greater than the most recently applicable Consolidated Senior Leverage Ratio required under Section 7.15, in each case, on a Pro Forma Basis after giving effect to the issuance of any such unsecured Indebtedness, and (iii) such unsecured Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Loans outstanding at the time such unsecured Indebtedness is incurred or a maturity date earlier than the date that is six (6) months after the latest maturity date then in effect at the time such unsecured Indebtedness is incurred;

(j)            Indebtedness of the Borrower and its Subsidiaries under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, or arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness), in each case, incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)           (i) the VaporBeast Seller Debt and (ii) other unsecured Seller Debt, so long as at all times such other Indebtedness constitutes subordinated debt pursuant to Section 7.16(b);

(l)            (i) Indebtedness of any Loan Party under the First Lien Credit Agreement in an aggregate principal amount not to exceed (A) the First Lien Cap Amount (as defined in the Intercreditor Agreement), minus (B) the aggregate principal amount of repayments and prepayments of loans under the First Lien Credit Agreement and (ii) and any Permitted Refinancing thereof; provided that, in the case of any Permitted Refinancing thereof, the agent or lenders party to such refinanced, refunded or extended Indebtedness agree in writing to be bound by the terms of the Intercreditor Agreement;

(m)          Indebtedness constituting a Permitted Refinancing of all or any portion of the Loans; provided that (i) (x) any such Indebtedness in the form of loans or other credit facilities shall be unsecured, and (y) if such Indebtedness is secured, it shall constitute debt securities and shall be secured on a pari passu basis with the Obligations by way of joinder to and amendment and restatement of the Collateral Documents (provided that, such joinder and amendment and restatement will not modify any terms of such Collateral Documents other than to add (A) such Indebtedness as obligations secured thereby, (B) the holders of such obligations as secured parties with rights as such thereunder, (C) the establishment of the Administrative Agent as the collateral agent for both the Secured Parties and the holders of such obligations, and (D) incidental terms related to the foregoing additions), (ii) such Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Loans outstanding at the time such Indebtedness is incurred or a maturity date earlier than the latest maturity date then in effect at the time such Indebtedness is incurred, (iii) if such Indebtedness is secured, the agent or lenders party to such Indebtedness shall execute and deliver to the Administrative Agent an intercreditor agreement and become party to the other Intercreditor Agreement to the extent then in effect and (iv) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) are substantially similar to, or less favorable to the investors providing such Indebtedness, than those applicable to the Loans (except for covenants or other provisions applicable only to periods after the date that is ninety‑one (91) days after the latest maturity date in effect at the time such Indebtedness is incurred) as certified by the chief financial officer or treasurer of the Borrower; and

(n)           unsecured Indebtedness of the Borrower or any Subsidiary thereof not otherwise permitted pursuant to this Section 7.1 in an aggregate principal amount not to exceed $2,300,000 at any time outstanding.

Notwithstanding anything to the contrary set forth in this Section 7.1, no Retail Store Subsidiary shall create, incur, assume or suffer to exist any Indebtedness except Guarantee obligations with respect to Indebtedness permitted pursuant to subsections (a), (g), (l) and (m) of this Section 7.1.

Section 7.2.          Liens.  Create, incur, assume or suffer to exist any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)           Liens created pursuant to the Loan Documents;

(b)           Liens in existence on the Restatement Effective Date and described on Schedule 7.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 7.1(c) (solely to the extent that such Liens were in existence on the Restatement Effective Date and described on Schedule 7.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Restatement Effective Date, except for products and proceeds of the foregoing;

(c)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which do not have priority over Agent’s Liens and in respect of which the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(d)           the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e)           deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f)            encumbrances in the nature of (i) zoning restrictions, easements and rights or restrictions of record on the use of real property and (ii) minor defects or irregularities in title, in each case, which do not materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)           Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h)           Liens securing Indebtedness permitted under Section 7.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)            Liens (x) securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l) or (y) securing appeal or other surety bonds relating to such judgments;

(j)            Liens on Property (x) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (y) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (x) and (y), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the assets acquired (or the assets of the Subsidiary acquired), (C) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (D) the Indebtedness secured by such Liens is permitted under Section 7.1(e) of this Agreement;

(k)           Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 7.1(c) or (e);

(l)            (i) Liens of a collecting bank arising in the ordinary course of business under Section 4‑210 of the UCC in effect in the relevant jurisdiction (or Section 4‑208 of the UCC in effect in the State of New York) and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set‑off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(m)          (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)           any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(o)           Liens on the JPMorgan Cash Collateral Account securing Indebtedness of the JPMorgan Letters of Credit permitted under Section 7.1(c); provided that (i) such Liens shall only be permitted for the period of time during which the JPMorgan Letters of Credit remain outstanding and are required to be cash collateralized and (ii) the amount of cash in such account shall not exceed 100% of the face amount of such letters of credit and any reimbursement obligations related thereto;

(p)           Liens securing Indebtedness under the First Lien Credit Agreement or any refinancing, refunding or extension thereof incurred pursuant to Section 7.1(l); provided that such Liens are subject to the terms of the Intercreditor Agreement;

(q)           Liens securing Indebtedness incurred pursuant to Section 7.1(m) to the extent such Indebtedness is in the form of debt securities; provided that such Liens are subject to the terms of the Intercreditor Agreement, to the extent then in effect; and

(r)            Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $2,875,000 at any time outstanding.

Notwithstanding anything to the contrary set forth in this Section 7.2, no Retail Store Subsidiary shall create, incur, assume or suffer to exist any Lien on or with respect to any of its Property.

Section 7.3.          Investments.  Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Ownership Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a)           (i) Investments existing on the Restatement Effective Date in Subsidiaries existing on the Restatement Effective Date;

(ii)           Investments existing on the Restatement Effective Date (other than Investments in Subsidiaries existing on the Restatement Effective Date) and described on Schedule 7.3; and

(iii)          Investments made after the Restatement Effective Date by any Loan Party in (A) any other Loan Party (other than a Retail Store Subsidiary) and (B) any Retail Store Subsidiary; provided, that the aggregate amount of Indebtedness permitted by Section 7.1(g) plus the Investments under this clause (B) shall not exceed $1,000,000 during any consecutive four (4) fiscal quarter period;

(b)          Investments in cash and Cash Equivalents;

(c)           deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(d)           Hedge Agreements permitted pursuant to Section 7.1;

(e)           Investments made after the Restatement Effective Date by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions to the extent that any Person or Property directly or indirectly acquired in such acquisition becomes a part of the Borrower or a Guarantor or is required to become and becomes (whether or not such Person is a Wholly‑owned Subsidiary) a Guarantor in the manner contemplated by Section 6.14;

(f)           deposits in the TMSA Account;

(g)          Investments made after the Restatement Effective Date in the form of Restricted Payments permitted pursuant to Section 7.6;

(h)          Guarantee obligations permitted pursuant to Section 7.1;

(i)            intercompany Indebtedness permitted under Section 7.1(g); and

(j)            (i) Investments in joint ventures and (ii) such other deposits and loans not otherwise permitted by this Section 7.3, in each case, made by the Loan Parties (other than Retail Store Subsidiaries); provided that the aggregate amount of such Investments, deposits and loans under this clause (j) shall not exceed $7,500,000 during the immediately preceding twelve (12) month period without the consent of the Administrative Agent; provided, further, that in no event shall the aggregate amount of such Investments, deposits and loans under this clause (j) exceed $10,000,000 during the immediately preceding twelve (12) month period without the consent of the Required Lenders.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital in respect thereof (not to exceed the original amount invested).

Section 7.4.          Fundamental Changes.  Merge, consolidate (it being acknowledged that the term “consolidate” does not include any consolidation occurring solely pursuant to GAAP of the financial results of the Borrower with the financial results of Standard General or SDOI) or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           (i) any Wholly‑owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly‑owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 6.14 in connection therewith);

(b)           any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor;

(c)           any Wholly‑owned Subsidiary of the Borrower may merge with or into the Person such Wholly‑owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 7.3(e)); provided that, in the case of any merger involving a Wholly‑owned Subsidiary that is a Domestic Subsidiary, (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 6.14 in connection therewith; and

(d)           any Acquired Entity may be merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition in a manner consistent with the definition of “Acquired Entity”.

Section 7.5.          Asset Dispositions.  Make any Asset Disposition except:

(a)           the sale of obsolete, worn‑out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(b)           non‑exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c)           leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d)           Asset Dispositions in connection with Events of Loss; provided that the requirements of Section 2.8(b) are complied with in connection therewith;

(e)           Assets Dispositions in connection with transactions permitted by Section 7.4;

(f)           the disposition of one hundred percent (100%) of the Ownership Interests of any Retail Store Subsidiary owned by any Loan Party; provided, that the Net Cash Proceeds thereof shall be applied as a mandatory prepayment of the Loans pursuant to the requirements of Section 2.8(b)(i); and

(g)           Asset Dispositions not otherwise permitted pursuant to this Section 7.5; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy‑five percent (75%) in cash; provided that the amount of: (x) any liabilities (as shown on the Borrower’s or the applicable Subsidiary’s most recent balance sheet) of the Borrower or any Subsidiary thereof (other than contingent liabilities and liabilities that are by their terms subordinated to the Secured Obligations or Indebtedness of the Borrower or such Subsidiary that is unsecured or secured by a Lien junior in priority to the Liens securing the Secured Obligations) that are assumed by the transferee of any such assets and with respect to which the Borrower or the applicable Subsidiary is unconditionally released from further liability and (y) any securities received by the Borrower or such Subsidiary from such transferee that are converted within sixty (60) days by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) will be deemed to be cash for purposes of this clause (ii), and (iii) the aggregate fair market value of all property disposed of after the Restatement Effective Date in reliance on this clause (g) shall not exceed $5,750,000.

Section 7.6.          Restricted Payments.  Pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Ownership Interests of the Borrower or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Ownership Interests of the Borrower or any Subsidiary thereof (all of the foregoing, “Restricted Payments”), provided that:

(a)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Ownership Interests;

(b)           any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Guarantor (and, if applicable, to other holders of its outstanding Qualified Ownership Interests on a pro rata basis);

(c)           the Borrower shall be permitted to make a single dividend or distribution to its shareholders or to make a redemption or purchase of shares (any such dividend, distribution, redemption or purchase, a “Restricted Quarterly Distribution”) in each fiscal quarter of the Borrower, so long as (i) both immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing on the date of such Restricted Quarterly Distribution, and (ii) the Borrower shall have Unused Revolving Credit Commitments (as defined in the First Lien Credit Agreement) of at least $10,000,000 after giving effect to such Restricted Quarterly Distribution; provided that the aggregate amount of Restricted Quarterly Distributions during the immediately preceding twelve month period shall not exceed the sum of the aggregate amount of mandatory and voluntary principal payments made on the Term Loans (as defined in the First Lien Credit Agreement as of the date hereof) during the immediately preceding twelve month period pursuant to Sections 2.7 and 2.8; provided, further, that, the Borrower shall be permitted to make a Restricted Quarterly Distribution during any Fiscal Year after May 15 of such Fiscal Year, without any limit as to the amount of such dividend or distribution, if (A) prior to such Restricted Quarterly Distribution, the Borrower has made the Excess Cash Flow payment required to be made, if any, pursuant to Section 2.8(b)(iii) with respect to the immediately preceding Fiscal Year, (B) the Consolidated Total Leverage Ratio is less than 2.50 to 1.00 as of the end of the two consecutive fiscal quarters of the Borrower immediately preceding the date of such Restricted Quarterly Distribution, and the Borrower has delivered to the Administrative Agent the compliance certificates required by Section 6.2(a) hereof with detailed calculations evidencing such Consolidated Total Leverage Ratio on such dates, and (C) the Borrower has delivered a compliance certificate in the form of Exhibit D attached hereto evidencing that, after giving effect to such Restricted Quarterly Distribution (including any Borrowing advanced on such date to make such Restricted Quarterly Distribution), the Borrower’s pro forma Consolidated Total Leverage Ratio is less than 2.50 to 1.00; provided, however, that notwithstanding anything to the contrary in this clause (c), (1) the amount otherwise permitted to be paid for any day as a dividend or distribution under this clause (c) shall be reduced by the aggregate amount of principal payments made on the Loans during the immediately preceding twelve month period, and (2) for any twelve month period ending prior to March 31, 2019, the aggregate amount of mandatory and voluntary principal payments made on the Term Loans (as defined in the First Lien Credit Agreement as of the date hereof) shall be the sum of (x) $2,000,000 and (y) the aggregate amount of mandatory and voluntary principal payments actually made on the Term Loans (as defined in the First Lien Credit Agreement as of the date hereof) during such twelve month period; and

(d)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments so that the Borrower may redeem, retire or otherwise acquire shares of its Ownership Interests or options or other equity or phantom equity in respect of its Ownership Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an amount not to exceed $5,750,000 in the aggregate since the Restatement Effective Date.

Section 7.7.          Transactions with Affiliates.  Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Ownership Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:

(i)            transactions permitted by Section 7.6;

(ii)           transactions existing on the Restatement Effective Date and described on Schedule 7.7;

(iii)          transactions among Loan Parties;

(iv)          other transactions on terms as favorable as would be obtained by it in a comparable arm’s‑length transaction with an independent, unrelated third party as determined, (x) with respect to any transaction or series of related transactions involving consideration of less than $2,875,000, in the reasonable, good faith judgment of the Borrower, (y) with respect to any transaction or series of related transactions involving consideration of at least $2,875,000 but less than $5,750,000, in good faith by the Board of Directors (or equivalent governing body) of the Borrower and (z) with respect to any transaction or series of related transactions involving consideration of $5,750,000 or more, in a written opinion from an independent investment banking firm of nationally recognized standing;

(v)          employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(vi)          payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.

Section 7.8.          Accounting Changes; Organizational Documents.  (a) Without the consent of the Administrative Agent, which shall not be unreasonably withheld, change its Fiscal Year end or make any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)           Amend, modify or change its Organization Documents in any manner materially adverse to the rights or interests of the Lenders.

Section 7.9.          Payments and Modifications of Certain Indebtedness.  (a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any First Lien Loan Document or the documentation governing any Permitted Refinancing thereof or any Subordinated Debt, other than as permitted by the terms of the Intercreditor Agreement and any other intercreditor or subordination provisions applicable to such Subordinated Debt.

(b)           Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Debt, unsecured Indebtedness or Indebtedness secured by Liens that are junior to those securing the Secured Obligations, except:

(i)            refinancings, refundings, renewals, extensions or exchanges of any such Indebtedness to the extent that such refinancings, refundings, renewals, extensions or exchanges are permitted under Section 7.1(c), (e), (g), (i), (l), (m) or (n), in each instance, to the extent applicable to such Indebtedness, subject to the terms of the Intercreditor Agreement and any other intercreditor or subordination provisions applicable thereto, including Section 11.27; and

(ii)           the payment of regularly scheduled principal and interest, and expenses, indemnities and other amounts to the extent due and owing in respect of Indebtedness incurred under Section 7.1(c), (e), (g), (i), (l), (m) or (n), in each instance, to the extent applicable to such Indebtedness, subject to the terms of the Intercreditor Agreement and any other intercreditor or subordination provisions applicable thereto, including Section 11.27.

Section 7.10.       No Further Negative Pledges; Restrictive Agreements.  (a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, to secure the Secured Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Intercreditor Agreement, and (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby) or (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein).

(b)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Loan Party or any Subsidiary thereof on its Ownership Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party or (iii) make loans or advances to any Loan Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable Legal Requirements or (C) Indebtedness incurred under Section 7.1(c) or (e).

(c)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Loan Party or (ii) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable Legal Requirements, (C) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c), (d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith) or (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein), (D) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (E) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (F) customary restrictions in leases, subleases, licenses and sublicenses otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (G) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 7.11.        Nature of Business.  Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Restatement Effective Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

Section 7.12.        Amendments of Other Documents.  Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of (i) the Bollore Distribution Agreements, the JJA Supply Agreement, the Swedish Match Agreement, or the Durfort Production Agreement, in each case, in any respect which would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, without the prior written consent of the Required Lenders or (ii) any other Material Contract in any respect which would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, without the prior written consent of the Administrative Agent.

Section 7.13.        Sale Leasebacks.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (a) the sale or transfer of such Property is permitted by Section 7.5 and (b) any Indebtedness or Liens arising in connection therewith are permitted by Sections 7.1 and 7.2, as the case may be.

Section 7.14.       Limitations on the Borrower.  (a) Own or otherwise hold any Property other than (i) the Ownership Interests of NATC and TPB, (ii) Investments permitted hereunder, (iii) minute books and other corporate books and records of NATC and TPB, and (iv) other miscellaneous non‑material assets;

(b)            Have any liabilities other than (i) the liabilities under the Loan Documents and the First Lien Loan Documents and, in each case, the documents in respect of any Permitted Refinancing thereof, (ii) tax liabilities arising in the ordinary course of business, (iii) Indebtedness permitted under Section 7.1 and customary liabilities related thereto, (iv) corporate, administrative and operating expenses in the ordinary course of business (including any liabilities arising in the ordinary course of business in respect of any Multiemployer Plan in respect of which the Borrower may be an ERISA Affiliate) and (v) liabilities in respect of Investments expressly permitted pursuant to Section 7.3, Asset Dispositions expressly permitted pursuant to Section 7.5, Restricted Payments expressly permitted pursuant to Section 7.6, and transactions expressly permitted pursuant to clauses (ii), (iii), (v) and (vi) of Section 7.7; or

(c)            Engage in any activities or business other than (i) issuing shares of its own Qualified Ownership Interests and (ii) holding the assets and incurring the liabilities described in this Section 7.14 and activities incidental and related thereto.

Section 7.15.        Financial Covenants.

(a)           Consolidated Total Leverage Ratio.  As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio

Restatement Effective Date through December 30, 2018	4.75 to 1.00
December 31, 2018 through December 30, 2019	4.50 to 1.00
December 31, 2019 and thereafter	4.50 to 1.00

(b)           Consolidated Senior Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Senior Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio

Restatement Effective Date through December 30, 2018	3.75 to 1.00
December 31, 2018 through December 30, 2019	3.50 to 1.00
December 31, 2019 and thereafter	3.50 to 1.00

(c)           Consolidated Fixed Charge Coverage Ratio.  As of the last day of any fiscal quarter, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.

Section 7.16.        Seller Debt.  Make any payment on account of any Seller Debt; provided that, the Borrower may be permitted to make a payment on account of Seller Debt so long as (a) after giving effect to such payment (i) the Borrower shall have Unused Revolving Credit Commitments (as defined in the First Lien Credit Agreement) of at least $10,000,000 and (ii) no Default or Event of Default shall exist or shall result from such payment, including with respect to the covenants contained in Section 7.15 on a pro forma basis, and the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate with detailed calculations evidencing such compliance with Section 7.15 (the foregoing clause (a) being hereinafter referred to as the “Seller Debt Payment Provisions”) and (b) the holder of such Seller Debt has entered into a subordination agreement with the Administrative Agent, in form and substance acceptable to the Administrative Agent, and such subordination agreement shall include a provision that prohibits the holder of such Seller Debt from receiving any payment on account of Seller Debt unless the Seller Debt Payment Provisions have been satisfied; provided, however, that the holder of the VaporBeast Seller Debt shall not be required to enter into a subordination agreement with the Administrative Agent.

Section 8.	Default and Remedies.

Section 8.1.          Events of Default.  Each of the following shall constitute an Event of Default:

(a)           Default in Payment of Principal of Loans.  The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)          Other Payment Default.  The Borrower or any other Loan Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.  Any Loan Party shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2(a), 6.3(a), 6.4 (only with respect to corporate existence), 6.15 or 6.18, or Section 7.

(e)           Default in Performance of Other Covenants and Conditions.  Any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 8.1) or any other Loan Document and such default shall continue for a period of thirty (30) days (provided that, notwithstanding anything to the contrary in the foregoing, with respect to Section 6.13, the applicable period shall be five (5) Business Days and not thirty (30) days) after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Loan Party having obtained knowledge thereof.

(f)            Indebtedness Cross‑Default.  Any Loan Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans and the First Lien Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of $5,750,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans and the First Lien Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of $5,750,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired), or (iii) default in the observance or performance of any agreement or condition relating to any First Lien Loans or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, and as a result thereof the holder or holders of such First Lien Loans (or a trustee or agent on behalf of such holder or holders) cause, with the giving of notice and/or lapse of time, if required, any such First Lien Loans to become due prior to their stated maturity (any applicable grace period having expired); provided that, notwithstanding the foregoing, it shall not be an Event of Default under this clause (f) if such default arises solely from non-payment on unsecured Seller Debt that constitutes subordinated debt pursuant to Section 7.16 and such non-payment is equal to or less than the amount of a contractual obligation (or obligations) that Borrower claims in good faith is due and owing by the holder of such Seller Debt to the Borrower and its Subsidiaries.

(g)           Change of Control.  Any Change of Control shall occur.

(h)           Voluntary Bankruptcy Proceeding.  Any Loan Party or any Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action authorizing any of the foregoing.

(i)            Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Loan Party or any Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Loan Party or any Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.

(j)            Failure of Agreements.

(i)          Guaranty.  The obligation of any Guarantor under the guaranty contained in the Second Lien Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

(ii)         Collateral Documents.  The Second Lien Guaranty and Security Agreement or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, other than Permitted Prior Liens, first priority Lien in and upon any significant portion of the Collateral, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

(iii)        Loan Documents.  Any Loan Document shall at any time for any reason be declared to be invalid or unenforceable, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of its Subsidiaries shall deny that such Loan Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

(k)           ERISA Events.  The occurrence of any of the following events, in each case except as could not reasonably be expected to have a Material Adverse Effect: (i) any Loan Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto, (ii) a Termination Event or (iii) any Loan Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan.

(l)            Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed $5,750,000 shall be entered against any Loan Party or any Subsidiary thereof by any court and either (i) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or the holder of such judgment or order has agreed in writing that that it will not require any such bonding and the Administrative Agent is entitled to rely on such agreement, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

Section 8.2.          Non‑Bankruptcy Defaults.  When any Event of Default exists other than those described in subsection (h) or (i) of Section 8.1, the Administrative Agent shall, by written notice to the Borrower, subject to the terms of the Intercreditor Agreement: (a) if so directed by the Required Lenders, terminate all obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(e) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3.          Bankruptcy Defaults.  When any Event of Default described in subsections (h) or (i) of Section 8.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower), and all obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate.

Section 8.4.          Intentionally Omitted.

Section 8.5.          Rights and Remedies Cumulative; Non‑Waiver; Etc. (a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 and Section 8.3 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 11.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that (i) if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and Section 8.3 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 11.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.	Change in Circumstances and Contingencies.

Section 9.1.          Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re‑employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 11.2(b)) as a result of:

(a)           any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)           any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a), other than as a result of the application of Sections 9.2 or 9.3,

(c)           any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)           any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 9.2.         Illegality.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 9.3.          Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)           the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)           the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give written notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 9.4.          Increased Costs.  (a) Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to the applicable Reserve Percentage with respect to any Eurodollar Loans);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company along with detailed calculations supporting said amount or amounts, as the case may be, as specified in Section 9.4(a) or (b) above and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 9.5.          Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 9.6.          Intentionally Omitted.

Section 10.	The Administrative Agent.

Section 10.1.        Appointment and Authorization of Administrative Agent.  Each Lender hereby appoints Prospect Capital Corporation, a Maryland corporation, to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third‑party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirements.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2.        Administrative Agent and Its Affiliates.  The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with any Loan Party or any Affiliate of any Loan Party as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders.  The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

Section 10.3.        Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.4), shall be binding upon all the Lenders.  Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.4), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.  If the Administrative Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 6.3, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c)           Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the creation, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 10.4.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

Section 10.5.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Credits as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence, gross negligence, or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents. All parties hereto acknowledge and agree that the Administrative Agent acted reasonably in selecting and appointing Fifth Third Bank as the Administrative Sub-Agent.

Section 10.6.        Non‑Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.7.        Resignation of Administrative Agent and Successor Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000 and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrower’s consent (which shall not be unreasonably withheld).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           Intentionally omitted.

(c)            With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.8.        Appointment of Administrative Sub-Agent.  Each party hereto (i) acknowledges the Administrative Agent, pursuant to Section 10.5, has appointed the Administrative Sub-Agent as the Administrative Agent’s sub-agent for purposes of performing the duties, responsibilities and functions of the Administrative Agent under Sections 2.5, 2.8, 2.9, 2.12, 6.1, 6.2, 6.3, 6.13 (at the request of the Administrative Agent), 11.1, 11.3(e) and 11.11 and, and (ii) agrees that such appointment is subject to the terms and conditions of the Sub-Agency Agreement and further agrees that all references to the “Administrative Agent” in such Sections (and in the defined terms “Administrative Questionnaire”, “Federal Funds Rate”, “Recipient”, and “Withholding Agent” as used in such Sections) mean the Administrative Sub-Agent until notified otherwise in writing by the Administrative Agent.

Section 10.9.        Intentionally Omitted.

Section 10.10.      No Other Duties; Designation of Additional Agents.  Anything herein to the contrary notwithstanding, no Bookrunner or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof; provided that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise given to the Administrative Agent pursuant to this Section 10 and (ii) subject to Section 11.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.11.      Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty.  The Lenders irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents and each Guaranty Agreement on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents and each Guaranty Agreement as the Administrative Agent considers appropriate; provided that the Administrative Agent shall not amend the Collateral Documents or any Guaranty Agreement unless such amendment is agreed to in writing by the Required Lenders.  Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and each Guaranty Agreement upon the execution and delivery thereof by the Administrative Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or any Guaranty Agreement or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents or any Guaranty Agreement (and no Lender shall contest, protest or object to any of the foregoing by the Administrative Agent); it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates. Without limiting the foregoing, the Administrative Agent shall conduct in a commercially reasonable manner (consistent with the requirements of Section 9-610 of the Uniform Commercial Code) any sale or other disposition of Collateral that does not occur during a proceeding under any Debtor Relief Law.

Section 10.12.     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, and the Administrative Agent under Sections 2.13 and 11.5(a)) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 11.5(a).  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender shall retain its rights to vote its claim in such proceeding, and to object to, support, accept or reject any plan or reorganization or similar dispositive plan of restructuring.

Section 10.13.     Collateral and Guaranty Matters.  (a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents, or (C) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(h) in accordance with the Intercreditor Agreement;

(iii)           to release any Guarantor from its obligations under any Loan Documents  (A) if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents or (B) except after the occurrence and during the continuance of a Default or Event of Default, if such Person is a Foreign Subsidiary and the guaranty by (or pledge of any of the assets or Ownership Interests (other than up to sixty‑five percent (65%) of the voting Ownership Interests and one hundred percent (100%) of the non‑voting Ownership Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary results in a material adverse tax consequence for the Borrower or results in a violation of applicable Legal Requirements; and

(iv)          to reduce or limit the amount of the Indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

Upon request by the Administrative Agent at any time, each Lender will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 10.13. In each case as specified in this Section 10.13, the Administrative Agent will, at the Borrower’s expense and upon delivery by the Borrower to the Administrative Agent of an officer’s certificate from a Responsible Officer certifying that such release complies with this Section 10.13, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Second Lien Guaranty and Security Agreement, in each case, in accordance with the terms of the Loan Documents and this Section 10.13.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5, the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any person.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.14.     Credit Bidding.  (a) Subject to the Intercreditor Agreement, the Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9‑610 or 9‑620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

(b)           Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 10.15.     Certain ERISA MattersEach Lender as of the Restatement Effective Date represents and warrants as of the Restatement Effective Date to the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that (a) such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, or (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, (b) the assets of such Lender do not constitute “plan assets” within the meaning of Section 3(42) of ERISA, or (c) such Lender is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 11.	Miscellaneous.

Section 11.1.        Taxes.  (a) FATCA. For purposes of this Section 11.1, the term “applicable law” includes FATCA.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Loan Parties.  Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 11.1(e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 11.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9, in each case in form and substance acceptable to the Administrative Agent, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN or W‑8BEN‑E, as applicable, in each case in form and substance acceptable to the Administrative Agent, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W‑8BEN‑E, as applicable, in each case in form and substance acceptable to the Administrative Agent, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed originals of IRS Form W‑8ECI in each case in form and substance acceptable to the Administrative Agent;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance acceptable to the Administrative Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN or W-8BEN-E, as applicable, in each case in form and substance acceptable to the Administrative Agent; or

(iv)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable, in each case in form and substance acceptable to the Administrative Agent; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in each case in form and substance acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, in each case in form and substance acceptable to the Administrative Agent; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, in each case in form and substance acceptable to the Administrative Agent.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to this Section 11.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 11.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 11.1(h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 11.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Required Elections.  In the event that the Borrower is classified as a partnership for federal income tax purposes, or any taxable years for which Sections 6621 through 6641 of the Code apply to the Borrower, the partnership representative shall, to the extent eligible, make the election under Section 6621(b) of the Code with respect to the Borrower and take any other action such as disclosures and notifications necessary to effectuate such election.  If the election described in the preceding sentence is not available, to the extent applicable, the partnership representative shall make the election under Section 6626(a) of the Code with respect to the Borrower and take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(j)            Survival.  Each party’s obligations under this Section 11.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.2.       Mitigation Obligations; Replacement of Lenders  (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 9.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.4 or Section 11.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 9.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 11.2(a), or if any Lender is a Non‑Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 9.4 or Section 11.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.11(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 9.4 or payments required to be made pursuant to Section 11.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Legal Requirements; and

(v)           in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.3.        Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.3(b) and Section 11.3(c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
Attention: General Counsel, c/o James Dobbins
Telephone No.: (502) 774‑9267
Facsimile No.: (502) 774‑9275
E‑mail: jdobbins@tpbi.com

With copies to:

Frost Brown Todd LLC
400 West Market Street
Suite 3200
Louisville, Kentucky 40202
Attention: John Egan
Telephone No.: (502) 568‑0224
Facsimile No.: (502) 581-1087
E‑mail: jegan@fbtlaw.com

If to the Administrative Agent:

Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, New York 10016
Attention:	General Counsel and David Moszer
Facsimile:	(212) 443-9652
E-mail:     fax@prospectstreet.com
pl@prospectstreet.com
pacct@prospectstreet.com
dmoszer@prospectstreet.com
grier@prospectstreet.com
jbarry@prospectstreet.com

With copies (which shall not constitute notice) to:

Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110
Attention:          Stephen A. Boyko
Facsimile:	(617) 526-9899
E-mail:	sboyko@proskauer.com

If to the Administrative Sub-Agent:

Fifth Third Bank
Fifth Third Center
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Loan Syndications/Judy Huls
Telephone: (513) 534-4224
Facsimile: (513) 534-0875
Email: judy.huls@53.com

If to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.3(b) below, shall be effective as provided in Section 11.3(b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.5 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them in writing; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of each of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Communications with Prospect as Administrative Agent. Notwithstanding anything to the contrary herein, all notices and other communications given to Prospect in its capacity as Administrative Agent shall be deemed to have been given (i) in the case of notices and other communications delivered by hand or overnight courier service, upon actual receipt thereof, (ii) in the case of notices and other communications delivered by certified or registered mail, upon actual receipt thereof, and (iii) in the case of notices and other communications delivered by telefacsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefacsimile was sent indicating that the telefacsimile was sent in its entirety to the recipient’s telefacsimile number; provided, however, that, in each case, if a notice or other communication would be deemed to have been given in accordance with the foregoing at any time other than during the recipient’s normal business hours on a Business Day for such recipient, such notice or other communication shall be deemed given on the next succeeding Business Day for such recipient; and provided, further, that no notice to Prospect in its capacity as Administrative Agent shall be effective until delivered by at least two, not one, of the methods described in clauses (i) through (iii) above.

(d)           Change of Address, Etc.  Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent, delivered in accordance with Section 11.3(a) and Section 11.3(c).

(e)            Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non‑infringement of third‑party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent, the Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any Subsidiary, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform).

(f)            Non-Public Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Non-Public Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Legal Requirements, including United States Federal and state securities applicable Legal Requirements, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non‑Public Information with respect to the Borrower or its securities for purposes of United States Federal or state securities applicable Legal Requirements.

Section 11.4.          Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a)           increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2 or Section 8.3) or the amount of Loans required to be made by any Lender, in any case, without the written consent of such Lender;

(b)           waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.8(b) shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)           (i) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clauses (ii) and (iii) of the proviso set forth below in this paragraph) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.4(b) during the continuance of an Event of Default or (ii) without limiting the foregoing clause (c)(i), amend or otherwise modify the definition of “Applicable Margin” without the written consent of each Lender;

(d)           change Section 11.13 or Section 2.9 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)           change Section 2.8(b)(vi) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f)           except as otherwise permitted by this Section 11.4, change any provision of this Section 11.4 or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)           consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(h)           release (i) all of the Guarantors or (ii) Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Second Lien Guaranty and Security Agreement (other than as authorized in Section 10.11), without the written consent of each Lender;

(i)            release all or substantially all of the Collateral or release any Collateral Document (other than as authorized in Section 10.11 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Collateral Document) without the written consent of each Lender;

(j)            Intentionally Omitted;

(k)           Intentionally Omitted;

(l)            amend, waive, or otherwise modify Section 7.9(b) in a manner that would permit the Borrower or its Subsidiaries to make any payment or prepayment on, or redeem or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Debt, unsecured Indebtedness or Indebtedness secured by Liens that are junior to those securing the Secured Obligations, except those payments, refinancings, refundings, renewals, extensions and exchanges otherwise expressly permitted under Section 7.9(b), without the written consent of each Lender;

(m)          amend or otherwise modify the definition of Material Event of Default without the written consent of each Lender;

(n)           (i) amend, waive, or otherwise modify Section 11.11(b)(v) without the written consent of each Lender or (ii) amend or modify any other provision of this Agreement, including Section 11.11, in a manner that imposes additional restrictions on a Lender’s ability to assign its Loans or any of its rights and obligations under this Agreement without the written consent of each Lender directly and adversely affected thereby; or

(o)           subordinate any Lender’s Loans or the Liens securing any Lender’s Loans to any other Indebtedness or Liens without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Arranger in addition to the Lenders required above, affect the rights or duties of the Arranger under this Agreement or any other Loan Document; (iii) intentionally omitted; and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

Notwithstanding anything in this Section 11.4 to the contrary, for so long as Prospect is a party hereto or to any other Loan Document, as Administrative Agent, and solely to the extent the signature of the Administrative Agent is required for the effectiveness of such modification, amendment, supplement or waiver, as applicable, neither this Agreement nor any other Loan Document may be modified, amended or supplemented, nor shall any term or provision of this Agreement or any other Loan Document be waived, except by a formal written instrument (and not by an email or series of emails) signed in blue ink by John F. Barry III, as Chief Executive Officer of Prospect, or M. Grier Eliasek, as Chief Operating Officer of Prospect, or the successor of either of them, or by Jonathan J. Li, as an Authorized Signatory of Prospect, in each case on behalf of Prospect, acting as Administrative Agent, and upon satisfaction of the conditions set forth in this Section 11.4; provided that, the delivery of such formal written instrument shall not be unreasonably delayed or withheld.

Section 11.5.       Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrower shall, and shall cause the other Loan Parties to, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.5, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, in the case of clause (ii), in no event shall the Borrower be responsible for the fees and expenses of more than one counsel for the Administrative Agent or more than one counsel for the Lenders, collectively, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder and (iii) all reasonable costs, fees and expenses of one financial advisor retained by the Lenders, collectively, at any time after (x) an Event of Default under Section 8.1(a) or 8.1(b) has occurred and is continuing or (y) any other Default or Event of Default has occurred and has been continuing for a period of at least thirty (30) days.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof), the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims and, for the avoidance of doubt, including costs related to orders or requirements of Governmental Authorities, investigation and response costs and consultant’s fees), penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel for the Indemnitees) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, further, that in no event shall the Borrower be responsible for the fees and expenses of more than (x) one counsel for the Administrative Agent and one counsel for the Arranger, or more than one counsel for the Lenders collectively, and in the case of any actual or perceived conflict of interest, additional counsel to the affected Person or group of Persons, and (y) if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the case of any actual or perceived conflict of interest, additional local counsel and special counsel to the affected Person or group of Persons, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder.  This Section 11.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5(a) or (b) to be paid by it to the Administrative Agent (or any sub‑agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity.  The obligations of the Lenders under this Section 11.5(c) are several and not joint.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Legal Requirements, the Borrower and each other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.5(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section 11.5 shall be payable promptly after demand therefor.

(f)            Survival.  Each party’s obligations under this Section 11.5 shall survive the termination of the Loan Documents and the payment of the Obligations hereunder.

Section 11.6.        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness.  The rights of each Lender and their respective Affiliates under this Section 11.6 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.7.        Governing Law; Jurisdiction, Etc.

(a)            Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York for contracts made and to be performed wholly within the State of New York, without regard to principles of conflicts of laws requiring application of the law of any other jurisdiction.

(b)           Submission to Jurisdiction.  The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence, and will not permit any Subsidiary to commence, any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding anything to the contrary, nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue.  The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.7(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.3.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.8.        Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this Section 11.8.

Section 11.9.       Reversal of Payments.  To the extent any Loan Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other applicable Legal Requirements or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 11.10.     Injunctive Relief.  The Borrower recognizes that, in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.11.      Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.11(b), (ii) by way of participation in accordance with the provisions of Section 11.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.11(e) (and any other attempted assignment or transfer by any party hereto or thereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, with respect to any Credit, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.11(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in Section 11.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered to it by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non‑pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 11.11(b)(i)(B) and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made in connection with the primary syndication of the Credit and during the period commencing on the Restatement Effective Date and ending on the date that is ninety (90) days following the Restatement Effective Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments with respect to the Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Credit, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons.  No such assignment shall be made to the Borrower or any of its Subsidiaries or Affiliates.

(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)        Intentionally Omitted.

(viii)        Required Tax Forms.          If the assignee is a Person who is not a Lender, the assignee shall deliver to the Administrative Agent the required tax forms set forth in Section 11.1(g) for such assignee, in form and substance acceptable to the Administrative Agent, prior to the effective date specified in the respective Assignment and Assumption.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.4, 11.1 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, the effective date specified in each Assignment and Assumption shall be no earlier than the date that the Administrative Agent receives a duly executed copy of such Assignment and Assumption and the other documents required hereby.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.11(d) (other than a purported assignment to a natural Person, the Borrower or the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non‑fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated or the primary benefit of, a, natural Person, or the Borrower or the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.4(a), (b), (c) or (d) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.1, 9.4 and 11.1 (subject to the requirements and limitations therein, including the requirements under Section 11.1(g) (it being understood that the documentation required under Section 11.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 11.2 as if it were an assignee under Section 11.11(b); and (B) shall not be entitled to receive any greater payment under Sections 9.4 or 11.1 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.2(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.12.      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, joint venture partners or to funds that are managed by Affiliates of such Lender and to such Lender’s and such Persons’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with and at any time after the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to the following Persons to whom disclosure is made being informed of the confidential nature of such Information and instructed to keep such Information confidential, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credits or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credits, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, or (m) for purposes of establishing a “due diligence” defense.  For purposes of this Section 11.12, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non‑confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Administrative Agent.

Section 11.13.     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 11.13 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party (as to which the provisions of this Section 11.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 11.14.     Performance of Duties.  Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 11.15.      All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any Credit is available and until the Facility Termination Date. All such powers of attorney shall be for security.

Section 11.16.      Survival.  (a) All representations and warranties set forth in Section 5 and all representations and warranties contained in any certificate or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Restatement Effective Date (except those that are expressly made as of a specific date), shall survive the Restatement Effective Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)           Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 9 and this Section 11 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 11.17.     Titles and Captions.  Titles and captions of Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 11.18.     Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.19.     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20.     Term of Agreement.  This Agreement shall remain in effect from the Restatement Effective Date through and including the Facility Termination Date.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 11.21.     USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Administrative Agent and such Lender to identify each Loan Party in accordance with the Patriot Act.

Section 11.22.      Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Sections 6 or 7 hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Sections 6 or 7 if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Sections 6 or 7.

Section 11.23.      Inconsistencies with Other Documents; Intercreditor Agreement.  (a) Subject to Section 11.23(b), in the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, (iii) each Lender (A) authorizes the Administrative Agent to execute the Intercreditor Agreement on behalf of such Lender, (B) agrees to be bound by the terms of the Intercreditor Agreement and agrees that any action taken by the Administrative Agent under the Intercreditor Agreement shall be binding upon such Lender and (C) consents to the subordination of the Liens provided for in the Intercreditor Agreement (to the extent set forth therein) and the other provisions of the Intercreditor Agreement and (iv) the Administrative Agent shall not amend the Intercreditor Agreement unless such amendment is agreed to in writing by the Required Lenders, in accordance with the terms of the Intercreditor Agreement.

Section 11.24.     Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 11.25.     Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Legal Requirements to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Loan Party nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Legal Requirements), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) no Loan Party nor any endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 11.26.     Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrower has one or more Subsidiaries and as there are one or more Guarantors, respectively.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 11.27.      Subordination.  Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including, but not limited to, any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Agreement, to the indefeasible payment in full in cash of all Secured Obligations.  If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to intercompany Indebtedness; provided, that in the event that any Loan Party receives any payment of any intercompany Indebtedness at a time when such  payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

Section 11.28.      Acknowledgement and Consent to Bail‑In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.29.      Press Releases, etc.  Each Loan Party consents to the publication by Administrative Agent or any Lender of any press releases, tombstones, advertising or other promotional materials relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark.  Notwithstanding the foregoing, the Administrative Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower prior to the publication thereof.

Section 11.30.     Amendment and Restatement.  This Agreement shall become effective on the Restatement Effective Date and shall supersede all provisions of the Existing Second Lien Credit Agreement as of such date.  From and after the Restatement Effective Date, all references made to the Existing Second Lien Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.  The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations which shall remain outstanding on the Restatement Effective Date as well as those hereafter arising under this Agreement and the other Loan Documents; and the rights and remedies of the Administrative Agent under the Collateral Documents and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the Indebtedness which would be secured thereby prior to giving effect to this Agreement.

Section 11.31      Non-Consenting Lenders; Equalization.  (a) Non-Consenting Lenders. In connection herewith, each of the Lenders with outstanding Loans that are in amounts less than such Lender’s Commitment set forth on Schedule 1 after giving effect to this Agreement severally and not jointly agrees to purchase from each of the Non-Consenting Lenders (with respect to this Agreement), as defined in the Existing Second Lien Credit Agreement, the Loans outstanding under the Existing Second Lien Credit Agreement owed to each such Non-Consenting Lender for a purchase price equal to the sum of the outstanding principal balance of such Loans plus accrued but unpaid interest thereon and other amounts payable to such Non-Consenting Lender under the Existing Second Lien Credit Agreement owed as of the Restatement Effective Date, which purchase price shall be paid in Dollars in immediately available funds on the Restatement Effective Date. Such purchases shall be arranged through the Administrative Sub-Agent and shall be in satisfaction of Section 11.2(b) of the Existing Second Lien Credit Agreement.

(b)           Equalization of Loans.  On the Restatement Effective Date, all Loans outstanding hereunder shall remain outstanding as Loans under this Agreement and each of the Lenders with outstanding Loans that are in amounts different than such Lender’s Commitment set forth on Schedule 1 after giving effect to this Agreement agrees to make such purchases and sales of the outstanding Loans among themselves so that each such Lender is then holding its Percentage of outstanding Loans.  Such purchases and sales shall be arranged through the Administrative Sub-Agent and each applicable Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Sub-Agent may reasonably request in connection therewith.  The first payment of interest received by the Administrative Sub-Agent after the Restatement Effective Date shall be paid to the Lenders in amounts adjusted to reflect the adjustments to the respective Percentages of the Loans as of the Restatement Effective Date.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Turning Point Brands, Inc.

By	/s/ Mark A. Stegeman
	Name:	Mark A. Stegeman
	Title:	Senior Vice President and Chief
Financial Officer

“Guarantors”

North Atlantic Trading Company, Inc.
Intrepid Brands, LLC
National Tobacco Company, L.P.
National Tobacco Finance, LLC
North Atlantic Operating Company, Inc.
North Atlantic Cigarette Company, Inc.
RBJ Sales, Inc.
Turning Point Brands, LLC
Vapor Beast LLC
Vapor Shark, LLC
Vapor Shark Miami, LLC
Vapor Shark Hallandale, LLC
Vapor Shark Kendall, LLC
Vapor Shark Pinecrest, LLC
Vapor Shark Palmetto Bay, LLC
Vapor Shark Flagami, LLC
Vapor Shark Coral Springs, LLC

By	/s/ Mark A. Stegeman
	Name:	Mark A. Stegeman
	Title:	Senior Vice President and Chief
Financial Officer

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

“Agents”

Prospect Capital Corporation, a Maryland corporation, as Administrative Agent

By	/s/ M. Grier Eliasek
	Name	M. Grier Eliasek
	Title	President and Chief Operating Officer

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent, and Lender

By	/s/ Matt Ward
	Name	Matt Ward
	Title	VP

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

“Lenders”

Prospect Capital Funding LLC, a Delaware limited liability company, as a Lender

By	/s/ M. Grier Eliasek
	Name	M. Grier Eliasek
	Title	Vice President

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

Parkview Capital Credit, Inc., as a Lender

By	/s/ Charles Jacobson
	Name	Charles Jacobson
	Title	Chief Financial Officer

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

Trinitas CLO IV, Ltd., as a Lender

By	/s/ Gibran Mahmud
	Name	Gibran Mahmud
	Title	CEO

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

Trinitas CLO V, Ltd., as a Lender

By	/s/ Gibran Mahmud
	Name	Gibran Mahmud
	Title	CEO

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

Stonehenge Opportunity Fund IV, LP, as a Lender

By	/s/ Robert M. Eversole
	Name	Robert M. Eversole
	Title	Principal

[Signature Page to Amended and Restated Second Lien Credit Agreement (Turing Point Brands)]

Exhibit A

Reserved.

Exhibit B

Notice of Continuation/Conversion

Date:  ____________, 20__

To:	Prospect Capital Corporation, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

Ladies and Gentlemen:

Reference is made to the Amended and Restated Second Lien Credit Agreement, dated as of March 7, 2018, by and among Turning Point Brands, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, and Fifth Third Bank, as Administrative Sub-Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  The undersigned hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified below:

1.          The conversion/continuation date is __________, 20__.

2.          The aggregate amount of the Loans to be [converted] [continued] is $______________.

3.          The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4.          [If applicable:]  The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)         the representations and warranties contained in Section 5 of the Credit Agreement are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date); provided, however, that the undersigned does not make the foregoing certification with respect to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b)        no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

Turning Point Brands, Inc.

By
Name
Title

Exhibit C

Note

$_______________	____________, 20__

For Value Received, the undersigned, Turning Point Brands, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promise to pay to  _________________________ (the “Lender”) or its registered assigns at the principal office of Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, in New York, New York (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of the Loan made or maintained by the Lender to the Borrower pursuant to the Credit Agreement referred to below, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note (this “Note”) is one of the Notes referred to in the Amended and Restated Second Lien Credit Agreement dated as of March 7, 2018, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, and Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which reference to the Credit Agreement is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The terms and provisions of Sections 11.4 (“Amendments, Waivers and Consents”), 11.11 (“Successors and Assigns; Participations”), 11.18 (“Severability of Provisions”), 11.19 (“Counterparts; Integration; Effectiveness; Electronic Execution”), 11.26 (“Construction”), of the Credit Agreement are hereby incorporated herein by reference, and shall apply to this Note mutatis mutandis as if fully set forth herein.

THE TERMS AND PROVISIONS OF SECTIONS 11.7 (“GOVERNING LAW, JURISDICTION, ETC.”) AND 11.8 (“WAIVER OF JURY TRIAL”) OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED HEREIN BY REFERENCE, AND SHALL APPLY TO THIS NOTE MUTATIS MUTANDIS AS IF FULLY SET FORTH HEREIN.

[Signature Pages to Follow]

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Turning Point Brands, Inc.

By
Name
Title

Exhibit D

Officer’s Compliance Certificate

Dated as of: ________ __, 20__

The undersigned1, on behalf of Turning Point Brands, Inc., a Delaware corporation (“Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.          This certificate is delivered to you pursuant to Section 6.2 of the Amended and Restated Second Lien Credit Agreement dated as of March 7, 2018, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, and Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.          I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of ______ __, 20__ and for the _______________ period[s] then ended and such statements are correct and complete in all material respects and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.  Pursuant to Section 6.2 of the Credit Agreement, notice is hereby given that the Borrower has posted such financial statements on the Borrower’s website at www.turningpointbrands.com/investor-relations/sec-filings.

3.          I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above.  Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except: if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

[1]	Signatory needs to be the chief financial officer of Turning Point.

4.          I have attached hereto as Annex I a written report of all Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that constitute Material Intellectual Property (as each term is defined in the Second Lien Guaranty and Security Agreement), in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor (as defined in the Second Lien Guaranty and Security Agreement) during the accounting period covered by the financial statements referred to in Paragraph 2 above and any statement of use or amendment to allege use which were filed by any Grantor during such period with respect to intent‑to‑use trademark applications.

5.          As of the date of this certificate, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 7.15 of the Credit Agreement as shown on Annex II and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

In the event of a conflict between the attached Annex II and any certifications relating thereto and the Credit Agreement and related definitions used in calculating such covenants, the Credit Agreement and such related definitions shall govern and control.  The foregoing certifications, together with the disclosures set forth in Annex I hereto and the computations set forth in Annex II hereto are made and delivered as of the date first above written.

[Signature Page Follows]

Witness the following signature as of the day and year first written above.

Turning Point Brands, Inc.

By
Name
Title

[Signature Page to Officer’s Compliance Certificate]

Annex I

Intellectual Property

Annex II

Financial Covenants

For the period ended ______ __, 20__ (the “Statement Date”)

A.          Section 7.15(a)          Consolidated Total Leverage Ratio

(I)	Consolidated Funded Indebtedness	$____________

(II)	Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on the Statement Date (See Schedule 2)	$____________

(III)	Line A.(I) divided by A.(II)	____ to 1.00

(IV)	Maximum permitted Consolidated Total Leverage Ratio as set forth in Section 7.15(a) of the Credit Agreement	____ to 1.00

B.          Section 7.15(b)          Consolidated Senior Leverage Ratio

(I)	Consolidated Senior Funded Indebtedness	$____________

(II)	Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on the Statement Date (See Schedule 2)	$____________

(III)	Line B.(I) divided by B.(II)	____ to 1.00

(IV)	Maximum permitted Consolidated Senior Leverage Ratio as set forth in Section 7.15(b) of the Credit Agreement	____ to 1.00

C.          Section 7.15(c)          Consolidated Fixed Charge Coverage Ratio

(I)	Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on the Statement Date (See Schedule 2)	$____________

(II)
Operating lease expenses (determined in accordance with GAAP as in effect on the Closing Date) paid by the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on the Statement Date
$____________

(III)	Capital Expenditures made by the Borrower and its Subsidiaries not financed with Indebtedness for the period of four (4) consecutive fiscal quarters ending on the Statement Date	$____________

(IV)	Federal, state and local income taxes paid in cash by the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date	$____________

(V)	Restricted Payments made by the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on the Statement Date	$____________

(VI)	Line C.(I) plus C.(II) minus C.(III) minus C.(IV) minus C.(V)	$____________

(VII)	Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on the Statement Date (See Schedule 3)	$____________

(VIII)	Line C.(VI) divided by C.(VII)	____ to 1.00

(IX)	Minimum permitted Consolidated Fixed Charge Coverage Ratio as set forth in Section 7.15(c) of the Credit Agreement	1.10 to 1.00

Schedule 1
to
 Annex 2 to Officer’s Compliance Certificate

	Consolidated Net Income	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

(1)	Net income (or loss) for such period[2]

(2)	The following amounts, without duplication, to the extent included in determining net income for such period:

(a) Net income (or loss) of any Person (other than a Subsidiary which shall be subject to Line (2)(c) below) in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash by dividend or other distribution during such period

(b) Net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or that Person’s assets are merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, except to the extent included pursuant to Line (2)(a)

[1]
Note: In calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, net income attributable to the TMSA Account shall be limited to the amount of cash distributions actually received by the Borrower and its Subsidiaries from such account during such period.

Consolidated Net Income	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

	(c)	Net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes

	(d)	any gain or loss from Asset Dispositions during such period

(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d)

(4)	Line (1) minus Line (3)

Schedule 2
to
 Annex 2 to Officer’s Compliance Certificate

	Consolidated EBITDA		Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

(1)	Consolidated Net Income for such period (See Schedule I)

(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

	(a)	income taxes payable during such period

	(b)	Consolidated Interest Expense for such period

	(c)	amortization of intangible assets during such period

	(d)	depreciation of fixed assets during such period

	(e)	extraordinary losses during such period[2]

	(f)	non‑cash charges or non‑cash losses or non‑cash items (including, but not limited to, unrealized losses on the TMSA Account, but excluding any non-cash charge, loss or expense that is an accrual of a reserve for a cash expense or payment to be made or anticipated to be made, in a future period and, for the avoidance of doubt, accruals reserved for bad debt and similar write downs) for such period decreasing Consolidated Net Income (excluding any non‑cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period, amortization of a prepaid cash expense that was paid in a prior period or a reserve for cash charges to be taken in the future)

[2]
Note: The aggregate amount of losses, charges and costs set forth in Line (2)(e) and Line (2)(g) shall not exceed five percent (5%) of Consolidated EBITDA (determined without giving effect to Line (2)(e) and Line (2)(g)); provided that, the aggregate amount of losses, charges and costs set forth in Line (2)(g) may exceed five percent (5%) of Consolidated EBITDA (determined without giving effect to Line (2)(g)) with the consent of the Administrative Agent in its sole discretion; provided, however, that in no event (even with the consent of the Administrative Agent) shall the aggregate amount of losses, charges and costs set forth in Line 2(g) exceed ten percent (10%) of Consolidated EBITDA (determined without giving effect to Line (2)(g)).

Consolidated Net Income	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

	(g)	Transaction Costs during such period

	(h)	product launch costs during such period in an amount not to exceed $1,500,000 in any period of four (4) consecutive fiscal quarters

	(i)	without duplication of any amounts added back in calculating Consolidated EBITDA pursuant to the definition of Pro Forma Basis, non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives[3]

(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f) plus Line (2)(g) plus Line (2)(h) plus Line (2)(i)

[3]
Note: The aggregate amount of costs and expenses set forth in Line (2)(i), when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b)(iii)(B) of the definition of Pro Forma Basis, shall not exceed five percent (5%) of Consolidated EBITDA (determined without giving effect to Line(2)(i) or clause (b)(iii)(B) of the definition of Pro Forma Basis).

Consolidated Net Income	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

(4)	The following amounts, without duplication, to the extent included in determining Consolidated Net Income for such period:

	(a)	interest income (other than distributions of cash to the Borrower or any of its Subsidiaries from the TMSA Account during such period) during such period

	(b)	extraordinary gains during such period

	(c)	non‑cash gains or non‑cash items (including, but not limited to, unrealized gains on the TMSA Account) increasing Consolidated Net Income during such period[4]

	(d)	transfers of cash or other assets by the Borrower and its Subsidiaries into the TMSA Account during such period

(5)	Line (4)(a) plus Line (4)(b) plus Line (4)(c) plus Line (4)(d)

(6)	Pro Forma Basis Adjustments to Consolidated EBITDA, if applicable[5]

[4]	Note: All gains set forth in Line (4)(b) and Line (4)(c) are subject to the consent of the Administrative Agent in its sole discretion.
[5]	Note: Consolidated EBITDA may be adjusted on a Pro Forma Basis in accordance with the definition thereof, including pursuant to Line (2)(i).

Consolidated Net Income	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

(7)	Totals (Line (1) plus Line (3) less Line (5) plus or minus, as applicable, Line (6))

Schedule 3
to
 Annex 2 to Officer’s Compliance Certificate

	Consolidated Fixed Charges	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1‑4)

(1)	Consolidated Interest Expense for such period

(2)	Scheduled principal payments with respect to Indebtedness for such period

(3)	Operating lease expenses paid during such period

(4)	Line (1) plus Line (2) plus Line (3)

Exhibit E

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”), and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”).  [It is understood and agreed that the rights and obligations of the [Assignees] [Assignors]2 hereunder are several and not joint.]3  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Second Lien Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Legal Requirements, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[1]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are multiple Assignees.

1.	Assignor:	[Insert Name of Assignor] [is] [is not] a Defaulting Lender.

2.	Assignee(s):	See Schedules attached hereto.

3.	Borrower:	Turning Point Brands, Inc., a Delaware corporation

4.	Administrative Agent:	Prospect Capital Corporation, a Maryland corporation, as administrative agent under the Credit Agreement

5.	Credit Agreement:
Amended and Restated Second Lien Credit Agreement dated as of March 7, 2018, by and among Turning Point Brands, Inc., a Delaware corporation, the Guarantors party thereto, the Lenders party thereto, Prospect Capital Corporation, a Maryland corporation, as Administrative Agent, and Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	__________________]4

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ______________ __, 20__ [to be inserted by the Administrative Agent and which shall be the effective date of Recordation of Transfer in the Register therefor]

The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor

[Name of Assignor]

By:
Name:
Title:

Assignees

See Schedules attached hereto

[Consented to and]5 Accepted:

Prospect Capital Corporation, as Administrative Agent

By
Title:

[Consented to:]6

Turning Point Brands, Inc.

By
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a master consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a master consent.

Schedule 1
 to Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[Name of Assignee][5]
[and is an Affiliate/Approved Fund of [identify Lender]6]

By:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Initial Loan,” “Refinancing Loan,” etc.)

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[5]	Add additional signature blocks, as needed.

[6]	Select as appropriate.

Annex 1
 to Assignment and Assumption

Standard Terms and Conditions For
Assignment and Assumption

Section 1.          Representations and Warranties.

Section 1.1.          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Section 1.2.          Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 11.11(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 2.          Payments.

From and after the Effective Date, the Administrative Agent or its sub-agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Section 3.          General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York for contracts made and to be performed wholly within the State of New York, without regard to principles of conflicts of laws requiring application of the law of any other jurisdiction.

Exhibit F

Form of Debt Subordination Agreement

This Debt Subordination Agreement (this “Subordination Agreement”) is entered into as of [____________], 20[__], by and between [__________________], a [___________] (the “Subordinated Creditor”), and Prospect Capital Corporation, a Maryland corporation (“Prospect”), as Administrative Agent (the “Administrative Agent”).

Preliminary Statements

A.          Turning Point Brands, Inc., a Delaware corporation (“Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent, and Fifth Third Bank, an Ohio banking corporation, as Administrative Sub-Agent, have entered into an Amended and Restated Second Lien Credit Agreement dated as of March 7, 2018 (such Amended and Restated Second Lien Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Credit Agreement”), pursuant to which Prospect Capital Corporation and the other Lenders have made certain Loans and have agreed, subject to certain terms and conditions, to make certain credit and other financial accommodations available to the Borrower (the Administrative Agent and the Lenders being hereinafter referred to collectively as the “Senior Creditors” and each individually as a “Senior Creditor").

B.          The Subordinated Creditor is a creditor of [the Borrower].

C.          As a condition to continuing to extend credit to the Borrower under the Credit Agreement or otherwise making financial accommodations available to or for the account of the Borrower, the Senior Creditors have required, among other things, that the Subordinated Creditor execute and deliver this Subordination Agreement.

Now, Therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

In consideration of loans made or to be made, credit given or to be given, or other financial accommodations afforded or to be afforded to the Borrower, concurrently herewith or at any time or from time to time hereafter, on such terms as may be agreed upon between the Senior Creditors and the Borrower, the Subordinated Creditor agrees that all indebtedness, obligations and liabilities of [the Borrower] to the Subordinated Creditors arising under [describe the relevant debt document] dated [____________], 20[__] from [the Borrower] in favor of the Subordinated Creditor, and any other documents from time to time evidencing any other indebtedness owed to the Subordinated Creditor by [the Borrower], as the same may be supplemented, amended, restated, or otherwise modified (collectively, hereinafter called the “Subordinated Indebtedness”) now existing or hereafter arising and howsoever evidenced or acquired (the aggregate principal amount of such Subordinated Indebtedness as of the date hereof being $[________________]) shall be and remain junior and subordinate to any and all Secured Obligations (including principal and interest on the Loans) owing by the Borrower and/or any of the other Loan Parties to the Senior Creditors under or pursuant to the Credit Agreement, including any refinancing that increases the principal amount of such indebtedness, which refinancing may be with the same or different lenders or agents (collectively, hereinafter called the “Senior Indebtedness”), now existing or hereafter arising, whether direct or indirect, secured or unsecured, absolute or contingent, joint or several or joint and several, and howsoever owned, held or acquired, whether through discount, purchase, direct loan or as collateral or otherwise.

Without limiting the generality of the foregoing, the Subordinated Creditor further agrees with the Senior Creditors as follows:

1.           So long as any Senior Indebtedness shall remain outstanding and unpaid or the Senior Creditors have any obligation to extend credit to the Borrower, no payment either of principal or interest (notwithstanding the expressed maturity or any time for the payment of principal of or interest on any Subordinated Indebtedness) shall be made on Subordinated Indebtedness except with the Administrative Agent’s prior written consent.  The Subordinated Creditor will not take any action, whether by suit or otherwise, to compel or enforce the collection of Subordinated Indebtedness, including the filing of any bankruptcy, insolvency, or similar proceeding, nor will the Subordinated Creditor use Subordinated Indebtedness by way of counterclaim, set-off, recoupment, or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness, obligation, or liability of the Subordinated Creditor to [the Borrower], whether now existing or hereafter arising and howsoever evidenced.

2.           In the event of any distribution, dividend, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of [the Borrower] or of the proceeds thereof to the creditors of [the Borrower] or upon any indebtedness of [the Borrower], occurring by reason of the liquidation, dissolution, or other winding up of [the Borrower], or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for [the Borrower] or involving its property, no dividend, distribution or application shall be made (except for the distribution of notes subordinated at least to the same extent as the Subordinated Indebtedness, or equity issuances), and the Subordinated Creditor shall not be entitled to receive or retain any dividend, distribution, or application on or in respect of principal of or interest on Subordinated Indebtedness, unless and until all Senior Indebtedness then outstanding shall have been paid and satisfied in full, and in any such event any dividend, distribution or application otherwise payable in respect of Subordinated Indebtedness shall be paid and applied on Senior Indebtedness until such Senior Indebtedness has been fully paid and satisfied.

3.          No Senior Creditor need at any time give the Subordinated Creditor notice of any kind of the creation or existence of any Senior Indebtedness, nor of the amount or terms thereof, all such notice being hereby expressly waived.  The Senior Creditors may at any time from time to time in their sole discretion, without the consent of or notice to the Subordinated Creditor, without incurring any responsibility or liability to the Subordinated Creditor, and without impairing or releasing the obligation of the Subordinated Creditor under this Subordination Agreement, (a) renew, refund or extend the maturity of, or increase or decrease the amount of, any Senior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, (b) foreclose, realize upon, sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Indebtedness, and (c) exercise or refrain from exercising any rights against [the Borrower] and others, including the Subordinated Creditor.  Without in any way limiting the foregoing, the Subordinated Creditor specifically acknowledges and agrees that the Senior Creditors may take such action as they deem appropriate to enforce the Senior Indebtedness or any collateral therefor, whether or not such action is beneficial to the interest of the Subordinated Creditor. The rights and remedies of the Senior Creditors hereunder are cumulative and are in addition to the rights and remedies they have under the Credit Agreement and the other Loan Documents.  No postponement or delay by the Senior Creditors in the enforcement of any right hereunder shall constitute a waiver hereof.  In order for the Senior Creditors to enforce their rights in the collateral, there shall be no obligation on the part of the Senior Creditors, at any time, to resort for payment of the Senior Indebtedness to any obligor thereon or guarantor thereof, or to any other person or entity, their properties or estates, or to resort to any other rights or remedies whatsoever, and the Senior Creditors shall have the right to foreclose or otherwise realize upon any collateral irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

4.          The Subordinated Creditor will not sell, assign or otherwise transfer any Subordinated Indebtedness, or any part thereof, except subject to and in accordance with the terms hereof and upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof.  This Subordination Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of each of the parties hereto, including subsequent holders of the Senior Indebtedness and persons subsequently becoming parties to the Credit Agreement as a “Lender” thereunder, and, regardless of whether the Subordinated Creditor complies with the foregoing sentence, any future holder of any of the Subordinated Indebtedness.  The Subordinated Creditor shall not, without the prior written consent of the Administrative Agent, amend, supplement, or otherwise modify any instruments evidencing the Subordinated Indebtedness or any agreements relating thereto.

5.          The Subordinated Creditor represents and warrants that it has no lien on or security interest in any assets of the Borrower or any other Guarantor and will not accept any such lien or security interest, without the Administrative Agent’s prior written consent, so long as any Senior Indebtedness shall remain outstanding and unpaid or the Senior Creditors have any obligations to extend credit to the Borrower.  Notwithstanding the foregoing, the Subordinated Creditor expressly subordinates all of its rights in any collateral now or later securing the Subordinated Indebtedness (the “Collateral”) to all rights of the Administrative Agent (and the other Senior Creditors), and any and all of its successors and assigns now or later existing in any of the same Collateral to secure the Senior Indebtedness, and any and every lien or security interest with respect to the Collateral in favor of or held for the benefit of the Administrative Agent (and the other Senior Creditors) has and shall have priority over every lien and security interest that any Subordinated Creditor now has or may hereafter acquire with respect to the Collateral, all notwithstanding any statement or provision contained in the instruments evidencing the Subordinated Indebtedness, or agreements with respect thereto or otherwise to the contrary and irrespective of the time or order of filing or recording of financing statements, deeds of trust, mortgages, or other notices of security interests, liens or assignments granted pursuant thereto, and irrespective of anything contained in any filing or agreement to which any part hereto or its respective successors and assigns may now or hereafter be a party, and irrespective of the ordinary rules for determining priorities under the Uniform Commercial Code or under any other law governing the relative priorities of secured creditors.  The Subordinated Creditor consents to the creation and continuance of all present and future liens and security interests of the Administrative Agent in the Collateral to secure the Senior Indebtedness and to the enforcement of those liens and security interests, including the removal of the Collateral from the real property of the Borrower and the Guarantors.  This subordination as to the Collateral is intended to define the rights and duties of the Administrative Agent and the Subordinated Creditor; it is not intended that any third party shall benefit from it.  If the effect of any provision of this Subordination Agreement would be to give any third party a priority status to which that party would not otherwise be entitled, that provision shall, to the extent necessary to avoid that priority, be given no effect and the rights and priorities of the Administrative Agent and the Subordinated Creditor shall be determined in accordance with applicable law.

6.          The Subordinated Creditor will cause all Subordinated Indebtedness to be at all times evidenced by the note or notes of [the Borrower] and will cause all such notes to bear thereon a legend substantially as follows:

“This instrument or agreement (and the indebtedness evidenced hereby) is subject to the terms and conditions of that certain Debt Subordination Agreement dated as of  [_____________], 20[__], by and between [_____________], and Prospect Capital Corporation, as Administrative Agent, which agreement (as amended or otherwise modified) is incorporated herein by reference.”

7.          If notwithstanding the provisions of this Subordination Agreement, the Subordinated Creditor shall receive any payment of principal or interest on Subordinated Indebtedness which [the Borrower] is not entitled to make pursuant to the terms hereof, whether or not the Subordinated Creditor has knowledge that [the Borrower] is not entitled to make such payment, the Subordinated Creditor shall promptly account for such payment, and shall deliver to and pay over such payment to the Administrative Agent for application to the Senior Indebtedness.  No payment or distribution received by any Senior Creditor in respect of Subordinated Indebtedness shall entitle the Subordinated Creditor to any right, whether by virtue of subrogation or otherwise, in and to any Senior Indebtedness unless and until all Senior Indebtedness has been fully paid and satisfied and to the Senior Creditors’ obligations, if any, to extend credit to the Borrower have expired or otherwise have been terminated.  The Subordinated Creditor waives and releases the Senior Creditors from any damages which the Subordinated Creditor may incur as a result of any intentional or unintentional or negligent action or inaction of any Senior Creditor impairing, diminishing or destroying any rights of subrogation which the Subordinated Creditor may have upon payment of any of the Senior Indebtedness.

 8.           In the event of the occurrence of any event described in paragraph 2 hereof, and in order to enable the Senior Creditors to enforce their rights hereunder in any of the aforesaid actions or proceedings described in such paragraph, the Administrative Agent is hereby irrevocably authorized and empowered, in the Administrative Agent’s discretion, to file, make and present for and on behalf of or as attorney-in-fact for the Subordinated Creditor such proofs of claim against the Borrower or any Guarantor on account of the Subordinated Indebtedness or other motions or pleadings as the Administrative Agent may deem expedient or proper and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any Senior Indebtedness.  In voting such proofs of claim in any proceeding, the Administrative Agent may act in a manner consistent with the sole interest of the Senior Creditors and shall have no duty to take any action to maximize the Subordinated Creditor’s recovery with respect to their claims.

 9.           The agreements of the Subordinated Creditor hereunder are and shall remain absolute and unconditional under any and all circumstances, and, without limiting the generality of the foregoing, the rights under this Subordination Agreement of the Senior Creditors as against the Subordinated Creditor shall remain in full force and effect, without regard to, and will not be impaired or affected by, any act or omission on the part of any Senior Creditor, including any taking or release of any collateral security for the Senior Indebtedness, any modification of the Senior Indebtedness, any increase or decrease in the amount of Senior Indebtedness made available to the Borrower under the Credit Agreement or otherwise (including, without limitation, any credit extended by the Senior Creditors at their discretion in excess of any limitations currently or hereafter set forth in the Credit Agreement), or any change in the maturity of any Senior Indebtedness, or the extension of any additional Senior Indebtedness, whether or not with any notice to the Subordinated Creditor.  The Subordinated Creditor agrees that it will not initiate or prosecute, or encourage any other Person to initiate or prosecute, any claim, action or other proceeding (a) challenging the enforceability of the Senior Creditors’ claims, (b) challenging the enforceability of any liens or security interests in assets securing the Senior Indebtedness or (c) asserting any claims which the Borrower or any Guarantor may hold with respect to any Senior Creditor.

10.          This Subordination Agreement shall remain in full force and effect until all Senior Indebtedness created or existing or committed to be made available to the Borrower shall have been fully paid and satisfied and all obligations of the Senior Creditors to extend credit to the Borrower under the Credit Agreement have expired or otherwise been terminated, but shall continue to be effective, or be reinstated, as the case may be, if any payment, or any part thereof, of any amount paid by or on behalf of the Borrower or any Guarantor with respect to the Senior Indebtedness is rescinded or must otherwise be restored or returned upon or as a result of any bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets of the Borrower or any Guarantor, or for any other reason, all as though such payments had not been made.  Nothing contained in this Subordination Agreement shall obligate the Senior Creditors or the Subordinated Creditor to extend additional credit to the Borrower.

11.          Each of the parties hereto acknowledges that the Preliminary Statements set forth above are true and correct.  Each capitalized term used but not otherwise defined herein, including capitalized terms used in the introductory paragraph hereof and the Preliminary Statements, has the meaning assigned to it in the Credit Agreement.

12.          All notices and other communications provided for herein shall be (i) in writing, (ii) delivered and deemed received in accordance with the procedures set forth in Section 11.3 of the Credit Agreement, and (iii) addressed to the parties at the address, facsimile number or email address provided therein, or if to the Subordinated Creditor, at the address set forth on the signature pages hereto.  Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to all of the other parties hereto in accordance with the foregoing.  Any notice under this Subordination Agreement shall be deemed to have been validly served, given, or delivered (a) three (3) Business Days after deposit in the United States mails, with proper postage prepaid, (b) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (c) when sent after receipt of confirmation if sent by telecopy or other similar facsimile transmission; provided that, with respect to Prospect Capital Corporation in its capacity as Administrative Agent, notice shall be deemed to have been given in accordance with Section 11.3(c) of the Credit Agreement.

13.         This Subordination Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument.  In proving this Subordination Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery of an executed counterpart of a signature page to this Subordination Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Subordination Agreement.

14.         Invalidity of any provision of this Subordination Agreement will not affect the validity of any other provision hereof.

15.         This Subordination Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all oral communication and prior writings in respect thereof.

16.         This Subordination Agreement may not be waived, amended, released, or otherwise changed except by a writing signed by the Administrative Agent and the Subordinated Creditor; provided that no amendment, waiver or modification hereof shall change, modify or add any terms or provisions hereunder that would impose or increase any obligations of [the Borrower] or adversely affect [the Borrower’s] rights without [the Borrower’s] prior written consent; provided, however, for so long as Prospect is the Administrative Agent, this Subordination Agreement may not be amended, modified or supplemented, and no term or provision of this Subordination Agreement may be waived, except by a formal written instrument (and not by an email or series of emails) signed in blue ink by John F. Barry III, as Chief Executive Officer of Prospect, or M. Grier Eliasek, as Chief Operating Officer of Prospect, or the successor of either of them, or by Joseph A. Ferraro, as an Authorized Signatory of Prospect, in its capacity as the Administrative Agent.

17.         This Subordination Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Subordination Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York for contracts made and to be performed wholly within the State of New York, without regard to principles of conflicts of laws requiring application of the law of any other jurisdiction.

18.         The Subordinated Creditor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Senior Creditor in any way relating to this Subordination Agreement or the transactions relating hereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto agree that the provisions of this Subordination Agreement are unique and money damages may not provide an adequate remedy for any breach hereof, and each party may seek specific performance and other equitable remedies for any breaches under this Subordination Agreement.  Notwithstanding anything to the contrary, nothing in this Subordination Agreement shall affect any right that any Senior Creditor may otherwise have to bring any action or proceeding relating to this Subordination Agreement against any Subordinated Creditor in the courts of any jurisdiction.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Subordination Agreement in any court referred to in this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Subordinated Creditor, the Administrative Agent and the other Senior Creditors hereby irrevocably waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Subordination Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Subordination Agreement by, among other things, the mutual waivers and certifications in this Section.

Each and all of the promises herein contained shall be binding on the Subordinated Creditor, its successors and assigns, and shall inure to the benefit of the Senior Creditors and the benefit of their permitted successors and assigns.

[Signature Pages to Follow]

In Witness Whereof, the parties hereto have executed and delivered this Debt Subordination Agreement as of the date first set forth above.

Subordinated Creditor”

[	]

By:
Name:
Title:

Address:

Telecopy:

[Signature Page to Debt Subordination Agreement]

Prospect Capital Corporation, as Administrative Agent for the Senior Creditors

By
Name:
Title:

[Signature Page to Debt Subordination Agreement]

Acknowledgement

Each of the undersigned hereby acknowledges receipt of a copy of the above and foregoing Debt Subordination Agreement, agrees to be bound by the terms and provisions thereof, to make no payment or distribution contrary to the terms thereof, and to do every other act and thing necessary or appropriate to be done or performed by it in order to carry out the terms of the agreement as set forth in said agreement.

Dated as of [_____________], 20[__].

[Borrower]

By
Name
Title

Schedule 1

Commitments

Name of Lender	Loan Commitment
Prospect Capital Funding LLC	$14,500,000.00
Stonehenge Opportunity Fund IV, LP	$14,500,000.00
Fifth Third Bank	$8,500,000.00
Parkview Capital Credit, Inc.	$1,000,000.00
Trinitas CLO IV, Ltd.	$750,000.00
Trinitas CLO V, Ltd.	$750,000.00
Total:	$40,000,000.00

Schedule 1.1(a)

Immaterial Subsidiaries

Vapor Shark Franchising, LLC

Vapor Shark International Franchising, LLC

Vapor Shark Internet Sales, LLC

Vapor Shark Key West, LLC

Vapor Shark South Beach, LLC

Schedule 1.1(b)

Retail Store Subsidiaries

Vapor Shark Coral Springs, LLC

Vapor Shark Flagami, LLC

Vapor Shark Hallandale, LLC

Vapor Shark Kendall, LLC

Vapor Shark Miami, LLC

Vapor Shark Palmetto Bay, LLC

Vapor Shark Pinecrest, LLC

Schedule 5.1

Jurisdictions of Organization

Name of Loan Party	Type of organization	Jurisdiction of formation	Organizational identification number	Federal employer identification number	Other jurisdictions where qualified to transact business	Other names currently used or used within the past five years

Turning Point Brands, Inc.	Corporation	DE	3750086	20-0709285	KY, DE	North Atlantic Holding Company, Inc.

North Atlantic Trading Company, Inc.	Corporation	DE	2751946	13-3961898	DE, CT, IL, MO, NC, NV, NY, TN

Turning Point Brands, LLC	Limited Liability Company	DE	5376660	90-1009141	DE

Intrepid Brands, LLC	Limited Liability Company	DE	5376662	90-1008239	KY, DE

National Tobacco Finance Corporation	Corporation	DE	2555524	13-3888034	CA, DC, DE, FL, GA, KY, MA, MO, MT, NC, ND, NY, OH, OR, PA, SD, TX

North Atlantic Operating Company, Inc.	Corporation	DE	2760360	22-3535757	AL, AR, AZ, CO, DE, HI, IA, ID, IN, KS, KY, LA, MD, MT, NC, NE, NJ, NV, NY, SD, TN, VT, WA, WV, WY

North Atlantic Cigarette Company, Inc.	Corporation	DE	3587553	11-3686023	AK, AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, IA, ID, IN, KS, KY, LA, MA, MD, MI, MT, NC, NE, NH, NM, NV, OK, OR, PA, RI, SC, SD, TN, TX, UT, WA, WV, WY

National Tobacco Company, L.P.	Limited Partnership	DE	2150354	61-1133037	All 50 states, plus D.C.

RBJ Sales, Inc.	Corporation	TN	0383805	62-1809727	TN, WA

Vapor Beast LLC	Limited Liability Company	DE	6543354	82-2789462	CA	Vapor Beast & Smoke Free Technologies

Vapor Shark, LLC	Limited Liability Company	DE	6468130	82-2060867	DE	Vapor Shark

Vapor Shark Miami, LLC	Limited Liability Company	FL	L13000174584	46-4357984

Vapor Shark Hallandale, LLC	Limited Liability Company	FL	L13000177607	46-4391202

Vapor Shark Kendall, LLC	Limited Liability Company	FL	L13000175987	46-4370884

Vapor Shark Pinecrest, LLC	Limited Liability Company	FL	L13000174606	46-4347439

Vapor Shark Palmetto Bay, LLC	Limited Liability Company	FL	L14000004341	46-4469475

Vapor Shark Flagami, LLC	Limited Liability Company	FL	L14000032375	46-4917495

Vapor Shark Coral Springs, LLC	Limited Liability Company	FL	L16000126090	81-3211494

Schedule 5.2

Ownership

Name of Loan Party (owner)	Name of Subsidiary Issuer	Type of Organization (e.g., corporation, partnership, limited liability company)	Jurisdiction of Organization	No. (and type) of Issued Shares/units	Certificate No. (if any)	Percentage of Issuer’s Equity Interests

Turning Point Brands, Inc.	North Atlantic Trading Company, Inc.	Corporation	DE	10	V152	100%

Turning Point Brands, Inc.	Turning Point Brands, LLC	Limited Liability Company	DE	100% interest	N/A	100%

Turning Point Brands, LLC	Intrepid Brands, LLC	Limited Liability Company	DE	100% interest	N/A	100%

North Atlantic Trading Company, Inc.	National Tobacco Finance, LLC	Limited Liability Company	DE	100% interest	N/A	100%

North Atlantic Trading Company, Inc.	North Atlantic Operating Company, Inc.	Corporation	DE	100	2	100%

North Atlantic Trading Company, Inc.	North Atlantic Cigarette Company, Inc.	Corporation	DE	100	2	100%

North Atlantic Trading Company, Inc.	RBJ Sales, Inc.	Corporation	TN	100	3	100%

National Tobacco Finance, LLC	National Tobacco Company, L.P.	Limited Partnership	DE	1% interest	N/A	1%

North Atlantic Trading Company, Inc.	National Tobacco Company, L.P.	Limited Partnership	DE	99% interest	N/A	99%

Turning Point Brands, LLC	Vapor Beast LLC	Limited Liability Company	DE	100	N/A	100%

Turning Point Brands, LLC	Vapor Shark, LLC	Limited Liability Company	DE	100	N/A	100%

Vapor Shark, LLC	Vapor Shark Miami, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Vapor Shark, LLC	Vapor Shark Hallandale, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Vapor Shark, LLC	Vapor Shark Kendall, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Vapor Shark, LLC	Vapor Shark Pinecrest, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Vapor Shark, LLC	Vapor Shark Palmetto Bay, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Vapor Shark, LLC	Vapor Shark Flagami, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Vapor Shark, LLC	Vapor Shark Coral Springs, LLC	Limited Liability Company	FL	100% interest	N/A	100%

Schedule 5.6

Tax Returns and Payments

None.

Schedule 5.9

Employee Benefit Matters

Post-termination of employment coverage is provided as follows:

(I)	Retiree medical or other welfare coverage under the following plans:

(a)	National Tobacco Company, L.P. Group Benefits Plan, PIN 501

Anthem Blue Cross and Blue Shield (medical)
Delta Dental of Kentucky (dental)
National Guardian Life Insurance Company (Superior Vision Plan – vision)

(b)	National Tobacco Company, L.P. Group Life and Disability Benefits Plan, PIN 502

Metropolitan Life Insurance Company (basic life, AD&D and optional life)
Life Insurance Company of North America (CIGNA Group Insurance – STD and LTD)

(c)	Group Travel Accident Insurance, PIN 503

National Union Fire Insurance Company of Pittsburgh PA (business travel accident policy)

(II)	Retirement plans:

(a)	Retirement Plan for Salaried Employees of National Tobacco Company, L.P. (PIN 001)

(b)	National Tobacco Company, L.P. Retirement Allowance Plan for Hourly Rated and/or Piecework Employees (PIN 002)

(c)	National Tobacco Company, L.P. Retirement Savings Plan (PIN 003 – 401K Plan)

(III)	Other benefits:

BMS LLC (Benefit Marketing Solutions – flexible spending plan and dependent daycare plan)

(IV)	Coverage under medical or other welfare plans might, from time to time, be provided to certain employees following their termination of employment for a severance, transitional or consulting period.

Schedule 5.12

Material Contracts; Customers and Suppliers

Material Contracts

1.
Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between NAOC and Bollore in regard to the territory of the United States and the District of Columbia.

2.	Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between NAOC and Bollore in regard to the territory of Canada.

3.	Distribution and Services Agreement, dated as of September 1, 2013, between Intrepid Brands, LLC and National Tobacco Company, L.P.

4.	Licensing Agreement, dated as of September 1, 2013, between Intrepid Brands, LLC and National Tobacco Company, L.P.

5.	Licensing Agreement, dated as of September 1, 2013, between Intrepid Brands, LLC and North Atlantic Operating Company, Inc.

Schedule 5.13

Employee Relations

None.

Schedule 5.18

Title to Properties

Complete Street Address	Usage	Owned/Leased (and if Leased, Name of Landlord)
North Atlantic Trading Company, Inc.	777 Boston Post Road, 3rd Floor, Darien, CT 06820	Office Operations
National Tobacco Company, L.P.	5201 Interchange Way Louisville, KY 40229	Manufacturing, R&D, warehousing, distribution and administration
National Tobacco Company, L.P.	201 North Street Dresden, TN 38255	Manufacturing
Vapor Beast LLC	1900 Wright Place, Suite 250, San Diego County, Carlsbad, CA 92008	Office Operations
Vapor Shark, LLC	5000 SW 75 Avenue, 5000 Building, Warehouse Office Suites 119 and 120 Miami, Florida 33155	Office and Warehouse
Vapor Shark Miami, LLC	6550 Bird Road Miami, FL 33155	Retail Store
Vapor Shark Hallandale, LLC	730 W. Hallandale Beach Blvd Hallandale, FL33009	Retail Store
Vapor Shark Kendall, LLC	1190 Kendall Drive Miami, FL 33186	Retail Store
Vapor Shark Pinecrest, LLC	6611 S. Dixie Hwy Miami, FL 33143	Retail Store
Vapor Shark Palmetto Bay, LLC	14475 S. Dixie Hwy Miami, FL33176	Retail Store
Vapor Shark Flagami, LLC	4315 NW 7th Street, Suite 1 Miami, FL 33126	Retail Store
Vapor Shark Coral Springs, LLC	1326 N. University Dr, No. 14 Coral Springs, FL 33155	Retail Store

Schedule 5.26

Insurance

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Primary Property Policy	Travelers Property Casualty Company of America	01/30/18 – 01/30/19	KTK-CMB-3420X94-0-18	$50,000,000 Deductible: $250,000
Boiler and Machinery	Federal Insurance Co.	01/30/18 – 1/30/19	76411350	$50,000,000 Deductible: $10,000
Automobile Policy (AOS)	Hartford Insurance Co.	12/01/17 - 12/01/18	10UENZK9236	$1,000,000 Per Occurrence
Automobile Policy (MA Only)	Hartford Insurance Co.	12/01/17 - 12/01/18	10UENHV4865	$1,000,000 Per Occurrence
Commercial General Liability (TPBI)	Admiral Insurance Co.	12/01/17 - 12/01/18	CA000022527-03	$1,000,000 Per Occ. $2,000,000 General Agg. Deductible: None
Products Liability (TPBI)	Admiral Ins. Co. Kinsale Ins. Co.	06/13/17 – 06/13/18	CA000017878-05 0100012480-4	$5,000,000 Per Occ. $6,000,000 General Agg. Deductible: $25,000
Umbrella Liability	ACE Property and Casualty Ins. Co.	12/01/17 - 12/01/18	M00530189010	$25,000,000 Occ. & Agg.

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Private Edge Plus (Includes D&O, EPLI & Fiduciary Liability) (6-Year Runoff) PRE - IPO	National Union Fire Ins. Co.	05/11/16- 05/11/22	39502732	D&O $10,000,000 Employment Practices Liability $2,000,000 Fiduciary Liability $1,000,000 Deductible: $5,000
Directors & Officers Liability (Side A Coverage Only) (6-Year Runoff) PRE - IPO	National Union Fire Ins. Co.	05/11/16- 05/11/22	03-950-28-72	$10,000,000 xs $10,000,000 Deductible: None
Directors & Officers Liability (Side A Coverage Only) (6-Year Runoff) PRE - IPO	ACE American Insurance Co.	05/11/16- 05/11/22	G24590409006	$10,000,000 xs $20,000,000 Deductible: None
Directors & Officers Liability	XL Specialty Insurance	05/11/17- 05/11/18	ELU144253-17	$10,000,000 Retention: $1,000,000
Directors & Officers Liability	Endurance American Insurance Co.	05/11/17- 05/11/18	DOX10009140901	$10,000,000 xs $10,000,000 Retention: None

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Directors & Officers Liability	National Union Fire Ins. Co.	05/11/17- 05/11/18	01-423-10-83	$10,000,000 xs $20,000,000 Retention: None
Directors & Officers Liability (Side A Coverage Only)	Ace American Insurance Co.	05/11/17- 05/11/18	DOX G23676035 002	$10,000,000 Retention: None
Executive Protection Portfolio Package (Includes Employment Practices Liability and Fiduciary Liability)	Federal Insurance Company	05/11/17- 05/11/18	8247-6220	Employment Practices Liability $5,000,000 Retention: $75,000 Fiduciary Liability $5,000,000 Retention: $50,000
Crime Liability	Federal Insurance Company (Chubb)	12/01/17 - 12/01/18	8137-6415	$1,000,000
Kidnap & Ransom	National Union Fire Ins. Co.	12/01/15 – 12/01/18	15-516-375	$10,000,000
Cyber Liability	Westchester Surplus Lines Insurance Co.	05/11/17 – 05/11/18	G27966007002	$3,000,000 Deductible: $25,000
Ocean Cargo (TPBI)	Travelers Property Casualty Company of America	08/15/17 – 08/15/18	ZOC-51M3860A-16-ND	$500,000 Deductible: $500

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Customs Bond (North Atlantic)	Western Surety Co.	01/03/18 - 01/02/19	9906ES342	$200,000
Customs Bond (National Tobacco)	Western Surety Co.	07/16/17 – 07/16/18	16C000QZA	$50,000
Ocean Marine for VaporBeast & Vapor Shark	Travelers Property Casualty Co of America	12/01/17- 12/01/18	ZOC-31M71974-16ND	$125,000 Deductible $5,000
Commercial General Liability for VaporBeast including Products Liability	Admiral Insurance Co.	03/24/17- 06/13/18	CA000026825-01	$1,000,000 Per Oc $2,000,000 General Agg. Deductible: $20,000
Excess GL /Products Liability for VaporBeast	Kinsale Insurance Co.	03/24/17- 06/13/18	0100049166-0	$4,000,000 Occ. & Agg.
Commercial General Liability Vapor Shark	Lloyds of London	03/29/17 to 03/29/18	UCHSE2730-02	$1,000,000 Per Occ. $2,000,000 Gen Agg.
Products Vapor Shark	Lloyds of London	03/29/17 to 03/29/18	UCHSE2730-02	$2,000,000 Comp Op Agg.
Worker’s Comp & Employer’s Liability Vapor Shark	Berkshire Hathaway Guard	10/05/17 to 10/05/18	HAWC817416	B.I.A. each accident $100,00 B.I.D. each Employee $100,000 B.I.D. policy limit $500,000

Schedule 6.14(d)

Real Property Collateral

None.

Schedule 6.23

Post-Closing Matters

1.
Within sixty (60) days following the Restatement Effective Date (which date may be extended by the Administrative Agent in its sole discretion), the Loan Parties shall have delivered an executed “springing” deposit account control agreement, in form and substance satisfactory to the Administrative Agent, with respect to the deposit account held at Fifth Third Bank in the name of Vapor Shark LLC disclosed in the Omnibus Reaffirmation Agreement.

2.
Within sixty (60) days following the Restatement Effective Date (which date may be extended by the Administrative Agent in its sole discretion), the Administrative Agent shall have received a Collateral Access Agreement for the property located at 5000 SW 75 Avenue, 5000 Building, Warehouse Office Suites 119 and 120, Miami, Florida 33155, which shall be in form and substance satisfactory to the Administrative Agent; provided, however, that if the Loan Parties fail to obtain such Collateral Access Agreement, then the requirements of this section shall be deemed satisfied if the Loan Parties use commercially reasonable efforts to obtain the same but were unable to do so.

Schedule 7.1

Indebtedness

None.

Schedule 7.2

Liens

Debtor	Secured Party	Filing Date	Filing Number	Description
National Tobacco Company, L.P.	NEC Financial Services, LLC	09/07/10	20103118100	One NEC SV8300 telephone system

National Tobacco Company, L.P.	NEC Financial Services, LLC	09/07/10	20103118118	Leased goods

National Tobacco Company, L.P.	Officeware	05/17/11	20111867459	Informational filing for leased goods

National Tobacco Company, L.P.	Officeware	06/16/2011	20112300328	Can IR 3230

National Tobacco Company, L.P.	US Bancorp Equipment Finance, Inc.	10/18/2011	20114019983	90 ASUS EP121 I5-470UM 64GB 4GB W7HP EP121 B9OKS051366

Schedule 7.3

Investments

None.

Schedule 7.7

Transactions with Affiliates

1.	Distribution and Services Agreement, dated as of September 1, 2013, between Intrepid Brands, LLC and National Tobacco Company, L.P.

2.	Licensing Agreement, dated as of September 1, 2013, between Intrepid Brands, LLC and National Tobacco Company, L.P.

3.	Licensing Agreement, dated as of September 1, 2013, between Intrepid Brands, LLC and North Atlantic Operating Company, Inc.

4.	Trademark License Agreement, dated as of December 20, 2005, between North Atlantic Operating Company, Inc. and National Tobacco Company, L.P.